                                                                    Exhibit 99.1

SELECTED FINANCIAL INFORMATION

     The following table represents the selected financial information at and for the five years ended December 31, 2000:

(Dollars in thousands, except per share amounts)                          2000*      1999*      1998*        1997*        1996*
----------------------------------------------------------------------------------------------------------------------------------
Statement of Operations Data
         Interest income                                           $     423,639 $   298,634 $   244,269 $   202,367  $   161,671
         Interest expense                                                158,050     106,509      87,395      69,869       54,661
                                                                   --------------------------------------------------------------
             Net interest income                                         265,589     192,125     156,874     132,498      107,010
         Provision for loan losses                                        28,821      14,901       8,715       9,836        5,135
                                                                   --------------------------------------------------------------
             Net interest income after provision for loan losses         236,768     177,224     148,159     122,662      101,875
         Other income                                                     34,145      30,337      22,820      19,669       18,171
         Nonrecurring - warrant income                                    12,986      14,508         945       1,162           92
                                                                   --------------------------------------------------------------
             Total other income                                           47,131      44,845      23,765      20,831       18,263
         Operating expenses                                              139,544     121,328     103,491      90,613       80,453
         Other expenses - nonrecurring                                         -      12,160       1,341     (1,700)            -
                                                                   --------------------------------------------------------------
             Total operating expenses                                    139,544     133,488     104,832      88,913       80,453
                                                                   --------------------------------------------------------------
         Income before income tax expense & merger and other
           related nonrecurring costs                                    144,355      88,581      67,092      54,580       39,685
         Income tax expense                                               55,340      30,485      24,145      20,392       14,720
                                                                   --------------------------------------------------------------
         Income before merger and other related nonrecurring
           costs                                                          89,015      58,096      42,947      34,188       24,965
         Merger and other related nonrecurring costs, net of tax         (21,851)     (6,795)     (1,674)     (2,283)      (1,991)
                                                                   --------------------------------------------------------------
         Net income                                                $      67,164 $    51,301 $    41,273 $    31,905  $    22,974
                                                                   ==============================================================
Per Share Data (1)
         Income per share (before merger, nonrecurring and
           extraordinary items)
             Basic                                                 $        1.70 $      1.20 $      0.98 $      0.77  $      0.61
             Diluted                                                        1.61        1.14        0.91        0.72         0.57
         Net income per share
             Basic                                                 $        1.40 $      1.15 $      0.95 $      0.75  $      0.56
             Diluted                                                        1.33        1.09        0.88        0.71         0.53
         Cash dividends per share (2)                              $        0.35 $      0.24 $      0.19 $      0.15  $      0.11
         Book value per common share                                        7.92        6.63        5.73        5.13         4.66
         Shares outstanding at year end                               48,748,713  46,174,308  43,876,750  42,510,962   40,525,036
         Average common shares outstanding                            47,899,000  44,599,000  43,664,000  42,403,000   41,126,000
         Average common and common equivalent shares
           outstanding                                                50,519,000  47,078,000  46,741,000  45,205,000   43,570,000


----------

 * Restated on a historical basis to reflect the mergers described in notes 1 and 2 of the Company's annual report on a pooling-of-interest basis.
(1) Restated to reflect 2-for-1 stock split effective as of April 30, 1998 and the 2-for-1 stock split effective as of October 4, 2000.
(2) Includes only those dividends declared by Greater Bay, and excludes those dividends paid by Greater Bay's subsidiaries prior to the completion of their mergers with Greater Bay.

(Dollars in thousands, except per share amounts)               2000*         1999*          1998*          1997*           1996*
---------------------------------------------------------------------------------------------------------------------------------
Performance Ratios
    Return on average assets (before merger and
        nonrecurring items)                                      1.63%          1.39%         1.40%           1.36%          1.29%
    Return on average common shareholders' equity
        (before merger and nonrecurring items)                  23.29%         19.78%        18.28%          16.06%         14.01%
    Return on average assets                                     1.34%          1.33%         1.36%           1.33%          1.19%
    Return on average common shareholders' equity               19.21%         18.92%        17.69%          15.67%         12.89%
    Net interest margin                                          5.73%          5.41%         5.61%           5.94%          6.07%

Balance Sheet Data - At Period End
    Assets                                               $  5,818,155   $  4,304,811  $  3,351,982    $  2,691,870   $  2,222,941
    Loans, net                                              3,973,329      2,813,329     2,070,607       1,646,180      1,336,132
    Investment securities                                   1,091,064        863,590       754,035         574,081        450,283
    Deposits                                                4,750,404      3,736,621     2,869,341       2,296,796      1,904,170
    Subordinated debt                                               -              -         3,000           3,000          3,000
    Trust Preferred Securities                                 99,500         49,000        49,000          20,000              -
    Common shareholders' equity                               385,948        306,114       251,436         218,229        188,879

Asset Quality Ratios
    Nonperforming assets** to total loans and other real
        estate owned                                             0.32%          0.29%         0.29%           0.49%          0.87%
    Nonperforming assets** to total assets                       0.22%          0.19%         0.18%           0.31%          0.53%
    Allowance for loan losses to total loans                     2.24%          1.89%         1.82%           1.87%          1.69%
    Allowance for loan losses to non-performing assets         523.01%        596.81%       616.63%         369.71%        160.76%
    Net charge-offs to average loans                             0.33%          0.07%         0.11%           0.18%          0.12%

Regulatory Capital Ratios
    Leverage Ratio                                               8.79%          8.32%         8.36%           8.96%          8.70%
    Tier 1 Capital                                               9.57%          9.92%        10.86%          11.52%         11.32%
    Total Capital                                               10.87%         11.23%        12.66%          12.87%         12.64%

----------
* Restated on a historical basis to reflect the mergers described in notes 1 and 2 of the Company's annual report on a pooling-of-interest basis.
** Excludes accruing loans past due 90 days or more.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Greater Bay Bancorp ("Greater Bay", on a parent-only basis, and the "Company", on a consolidated basis) is a bank holding company with 11 bank subsidiaries: Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank.

     The Company owns GBB Capital I, GBB Capital II, GBB Capital III and GBB Capital IV, which are Delaware statutory business trusts, which were formed for the exclusive purpose of issuing and selling Cumulative Trust Preferred Securities.

     The Company also owns Matsco Lease Finance, Inc. II and Matsco Lease Finance, Inc. III, which are special purpose corporations, which were formed for the exclusive purpose of securitizing leases and issuing lease-backed notes.

     We also operate through the following divisions: Greater Bay Bank Contra Costa Region, Greater Bay Bank Fremont Region, Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Bank SBA Lending Group, Greater Bay Corporate Finance Group, Greater Bay International Banking Division, Greater Bay Trust Company, Matsco, Pacific Business Funding and the Venture Banking Group.

     We provide a wide range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professionals and other individuals. The Company operates throughout the San Francisco Bay Area including Silicon Valley, San Francisco and the San Francisco Peninsula, the East Bay, Santa Cruz and Sonoma County, with 41 offices located in Aptos, Blackhawk, Capitola, Cupertino, Danville, Fremont, Hayward, Lafayette, Los Gatos, Millbrae, Milpitas, Palo Alto, Petaluma, Pleasanton, Point Reyes Station, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, Santa Clara, Santa Cruz, Saratoga, Scotts Valley, Sunnyvale, Valley Ford, Walnut Creek and Watsonville.

     At December 31, 2000, we had total assets of $5.8 billion, total loans, net, of $4.0 billion and total deposits of $4.8 billion.

     The Company has participated in nine mergers during the three-year period ended December 31, 2000, as described in Note 2, Notes To Consolidated Financial Statements. With the exception of the merger with The Matsco Companies, Inc., all of these mergers were accounted for as a pooling-of-interests and, accordingly, all of the financial information of the Company for the periods prior to the mergers has been restated as if the mergers had occurred at the beginning of the earliest period presented. The merger with The Matsco Companies, Inc. was accounted for using the purchase accounting method and accordingly The Matsco Companies, Inc.'s results of operations have been included in the consolidated financial statements since the date of acquisition.

     All outstanding and weighted average share amounts presented in this report have been restated to reflect the 2-for-1 stock splits effective as of April 30, 1998 and as of October 4, 2000.

     The following discussion and analysis is intended to provide greater details of the results of operations and financial condition of the Company. The following discussion should be read in conjunction with the information under "Selected Financial Information" and the Company's consolidated financial data included elsewhere in this document. Certain statements under this caption constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include but are not limited to economic conditions, competition in the geographic and business areas in which the Company conducts its operations, fluctuation in interest rates, credit quality and government regulation and other factors discussed in the annual report on Form 10-K for the year ended December 31, 2000 under Item 1. Business - Factors That May Affect Future Results of Operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

RESULTS OF OPERATIONS

     The following table summarizes income, income per share and key financial ratios for the periods indicated using three different measurements:

                                                                  Core earnings (income before nonrecurring warrant
                                                                        income, and merger and other related
                                                                   nonrecurring costs, other nonrecurring expenses)
                                                       ------------------------------------------------------------------
                                                            Year ended             Year ended            Year ended
(Dollars in thousands, except per share amounts)         December 31, 2000      December 31, 1999     December 31, 1998
-------------------------------------------------------------------------------------------------------------------------
Income                                                   $    81,439             $     53,621         $     42,630
Income per share:
   Basic                                                 $     1.70              $       1.20         $       0.98
   Diluted                                               $     1.61              $       1.14         $       0.91
Return on average assets                                       1.63%                     1.39%                1.40%
Return on average shareholders' equity                        23.29%                    19.78%               18.28%

                                                                     Income including nonrecurring warrant
                                                                        income and before merger and
                                                                       other related nonrecurring costs
                                                       ------------------------------------------------------------------
                                                            Year ended             Year ended            Year ended
(Dollars in thousands, except per share amounts)         December 31, 2000      December 31, 1999     December 31, 1998
-------------------------------------------------------------------------------------------------------------------------
Income                                                    $    89,015            $     58,096         $     42,947
Income per share:
   Basic                                                  $      1.86            $       1.30         $       0.98
   Diluted                                                $      1.76            $       1.23         $       0.92
Return on average assets                                         1.78%                   1.51%                1.42%
Return on average shareholders' equity                          25.45%                  21.43%               18.41%

                                                                         Net income (including non-recurring
                                                                              warrant income and merger
                                                                            and other nonrecurring costs)
                                                          ---------------------------------------------------------------
                                                             Year ended           Year ended             Year ended
(Dollars in thousands, except per share amounts)          December 31, 2000     December 31, 1999     December 31, 1998
-------------------------------------------------------------------------------------------------------------------------
Income                                                    $    67,164            $    51,301          $    41,273
Income per share:
   Basic                                                  $     1.40             $     1.15           $     0.95
   Diluted                                                $     1.33             $     1.09           $     0.88
Return on average assets                                        1.34%                  1.33%                1.36%
Return on average shareholders' equity                         19.21%                 18.92%               17.69%

     Net income for 2000 increased 30.9% to $67.2 million, or $1.33 per diluted share, compared to net income of $51.3 million, or $1.09 per diluted share, for 1999. 2000 results included nonrecurring warrant income of $13.0 million ($7.6 million, net of taxes) compared to $14.5 million ($8.4 million, net of taxes) during 1999. In addition, 2000 results included merger and other related nonrecurring costs of $33.5 million ($21.9 million, net of taxes) compared to $10.8 million ($6.8 million, net of taxes) in 1999.

     Income, including nonrecurring warrant income and before nonrecurring merger related expenses and extraordinary items, increased 53.2% to $89.0 million, or $1.76 per diluted share, in 2000, compared to $58.1 million, or $1.23 per diluted share, in 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company's core earnings for 2000 increased 51.9% to $81.4 million, or $1.61 per diluted share, compared to $53.6 million, or $1.14 per diluted share for 1999. Based on its core earnings for 2000, the Company's return on average shareholders' equity was 23.29% and its return on average assets was 1.63%. During 1999, the Company's core earnings resulted in a return on average shareholders' equity of 19.78% and a return on average assets of 1.39%.

     The 51.9% increase in core earnings during 2000 as compared to 1999 was the result of significant growth in loans and investments. For 2000, net interest income increased 38.2% as compared to 1999. This increase was primarily due to a 30.6% increase in average interest-earning assets for 2000 as compared to 1999. The increases in loans, trust assets and deposits also contributed to the 31.0% increase in loan and international banking fees, service charges and other fees, and trust fees. Increases in operating expenses were required to service and support the Company's growth. As a result, increases in revenue were partially offset for 2000 by a 15.0% increase in recurring operating expenses, as compared to 1999.

     Net income for 1999 increased 24.4% to $51.3 million, or $1.09 per diluted share, compared to net income of $41.3 million, or $0.88 per diluted share, for 1998. 1999 results included nonrecurring warrant income of $14.5 million ($8.4 million, net of taxes) compared to $945,000 during 1998. In addition, 1999 results included merger and other related nonrecurring costs of $10.8 million ($6.8 million, net of taxes) compared to $2.7 million ($1.7 million, net of taxes) in 1998.

     Income, including nonrecurring warrant income and before nonrecurring merger related expenses and extraordinary items, increased 35.3% to $58.1 million, or $1.23 per diluted share, in 1999, compared to $42.9 million, or $0.92 per diluted share, in 1998.

     The Company's core earnings for 1999 increased 25.8% to $53.6 million, or $1.14 per diluted share, compared to $42.6 million, or $0.91 per diluted share for 1998. Based on its core earnings for 1999, the Company's return on average shareholders' equity was 19.78% and its return on average assets was 1.39%. During 1998, the Company's core earnings resulted in a return on average shareholders' equity of 18.28% and a return on average assets of 1.40%.

     The 25.8% increase in core earnings during 1999 as compared to 1998 was the result of significant growth in loans and investments. For 1999, net interest income increased 22.5% as compared to 1998. This increase was primarily due to a 26.9% increase in average interest-earning assets for 1999 as compared to 1998. The increases in loans, trust assets and deposits also contributed to the 22.4% increase in loan and international banking fees, service charges and other fees, and trust fees. Increases in operating expenses were required to service and support the Company's growth. As a result, increases in revenue were partially offset for 1999 by a 32.0% increase in recurring operating expenses, as compared to 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Net Interest Income

     Net interest income increased 38.2% to $265.6 million in 2000 from $192.1 million in 1999. This increase was primarily due to the $1.1 billion, or 30.6%, increase in average interest-earning assets and a 32 basis point increase in the Company's net yield on interest-earning assets. Net interest income increased 22.5% in 1999 from $156.9 million in 1998. This increase was primarily due to the $753.0 million, or 26.9%, increase in average interest-earning assets, which was partially offset by the 20 basis point decrease in the Company's net yield on interest-earning assets.

     The following table presents, for the years indicated, condensed average balance sheet information for the Company, together with interest income and yields earned on average interest-earning assets and interest expense and rates paid on average interest-bearing liabilities. Average balances are average daily balances.

                                                                                  Years ended December 31,
                                                      ---------------------------------------------------------------------------
                                                                      2000                                  1999
                                                      -----------------------------------  --------------------------------------
                                                                               Average                                 Average
                                                          Average               yield /       Average                  yield /
(Dollars in thousands)                                  balance (1)  Interest    rate        balance (1)    Interest    rate
-----------------------------------------------------------------------------------------  -----------------------------------
INTEREST-EARNING ASSETS:
 Fed funds sold                                       $    214,133   $  13,080   6.11%     $  225,357       $ 11,614   5.15%
 Other short term securities                                44,841       2,978   6.64%         81,121          4,327   5.33%
 Investment securities:
      Taxable                                              871,627      62,250   7.14%        641,584         42,081   6.56%
      Tax-exempt (2)                                       185,879       9,632   5.18%        146,170          7,305   5.00%
 Loans (3)                                               3,321,682     335,699  10.11%      2,457,353        233,307   9.49%
                                                      ------------   ---------             ----------       --------
           Total interest-earning assets                 4,638,162     423,639   9.13%      3,551,585        298,634   8.41%
Noninterest-earning assets                                 372,575                            299,193
                                                      ------------   ---------             ----------       --------
              Total assets                            $  5,010,737     423,639             $3,850,778        298,634
                                                      ============   ---------             ==========       --------
INTEREST-BEARING LIABILITIES:
 Deposits:

      MMDA, NOW and Savings                           $  2,346,598      91,643   3.91%     $1,848,328         61,419   3.32%
      Time deposits, over $100,000                         780,505      43,101   5.52%        561,754         26,669   4.75%
      Other time deposits                                  214,634      11,525   5.37%        215,600         10,500   4.87%
                                                      ------------   ---------             ----------       --------
      Total interest-bearing deposits                    3,341,737     146,269   4.38%      2,625,682         98,588   3.75%
Other borrowings                                           192,728      11,781   6.11%        142,426          7,853   5.51%
Subordinated debt                                                -           -   0.00%            607             68  11.20%
                                                      ------------   ---------             ----------       --------
           Total interest-bearing liabilities            3,534,465     158,050   4.47%      2,768,715        106,509   3.85%

Noninterest-bearing deposits                               965,131                            717,178
Other noninterest-bearing liabilities                       79,529                             44,754
Trust Preferred Securities                                  81,913                             49,000
                                                     -------------                         ----------
Shareholders' equity                                       349,699                            271,131
                                                     -------------                         ----------
              Total shareholders' equity and
                liabilities                          $   5,010,737     158,050             $3,850,778        106,509
                                                     =============   ---------             ==========       --------

Net interest income                                                  $ 265,589                              $192,125
                                                                     =========                              ========

Interest rate spread                                                             4.66%                                 4.56%
Contribution of interest free funds                                              1.06%                                 0.85%
                                                                                 ----                                 -----
Net yield on interest-earnings assets (4)                                        5.73%                                 5.41%
                                                                                 ====                                  ====
                                                    ---------------------------------------------
                                                                        1998
                                                    --------------------------------------------
                                                                                   Average
                                                         Average                   yield /
(Dollars in thousands)                                 balance (1)    Interest      rate
------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
 Fed funds sold                                        $  177,190     $  9,455      5.34%
 Other short term securities                              111,755        6,302      5.64%
 Investment securities:
      Taxable                                             581,934       36,110      6.21%
      Tax-exempt (2)                                      110,316        5,607      5.08%
 Loans (3)                                              1,817,416      186,795     10.28%
                                                     ------------     --------
           Total interest-earning assets                2,798,611      244,269      8.73%
Noninterest-earning assets                                236,318
                                                     ------------     --------
              Total assets                           $  3,034,929      244,269
                                                     ============     --------
INTEREST-BEARING LIABILITIES:
 Deposits:

      MMDA, NOW and Savings                          $  1,413,812       48,069      3.40%
      Time deposits, over $100,000                        401,247       20,509      5.11%
      Other time deposits                                 198,169        9,946      5.02%
                                                     ------------     --------
      Total interest-bearing deposits                   2,013,228       78,524      3.90%
Other borrowings                                          141,895        8,526      6.01%
Subordinated debt                                           3,000          345     11.50%
                                                     ------------     --------
           Total interest-bearing liabilities           2,158,123       87,395      4.05%

Noninterest-bearing deposits                              580,441
Other noninterest-bearing liabilities                      31,816
Trust Preferred Securities                                 31,293
                                                     ------------
Shareholders' equity                                      233,256
                                                     ------------     --------
              Total shareholders' equity and
                liabilities                          $  3,034,929       87,395
                                                     ============     --------

Net interest income                                                   $156,874
                                                                      ========

Interest rate spread                                                                4.68%
Contribution of interest free funds                                                 0.93%
                                                                                   -----
Net yield on interest-earnings assets (4)                                           5.61%
                                                                                   =====


----------
(1) Nonaccrual loans are excluded from the average balance and only collected interest on nonaccrual loans is included in the interest column.
(2) Tax equivalent yields earned on the tax exempt securities are 7.61%, 7.46% and 7.56% for the years ended December 31, 2000, 1999 and 1998, respectively, using the federal statutory rate of 34%.
(3) Loan fees totaling $10.2 million, $9.6 million and $8.4 million are included in loan interest income for 2000, 1999 and 1998, respectively.
(4) Net yield on interest-earning assets during the period equals (a) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (b) average interest-earning assets for the period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


     The most significant impact on the Company's net interest income between periods is derived from the interaction of changes in the volume of and rate earned or paid on interest-earning assets and interest-bearing liabilities. The volume of interest-earning asset dollars in loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in the net interest income between periods. The table below sets forth, for the years indicated, a summary of the changes in average asset and liability balances (volume) and changes in average interest rates (rate).


                                                                Year ended December 31, 2000           Year ended December 31, 1999
                                                              compared with December 31, 1999        compared with December 31, 1998
                                                              ----------------------------------    --------------------------------
                                                                  favorable / (unfavorable)             favorable / (unfavorable)
                                                              ----------------------------------    --------------------------------
(Dollars in thousands)                                        Volume          Rate         Net         Volume       Rate       Net
------------------------------------------------------------------------------------------------    --------------------------------
INTEREST EARNED ON INTEREST-EARNING ASSETS
 Federal funds sold                                         $    (601)   $   2,067    $   1,466     $  2,492    $   (333)  $  2,159
 Other short term investments                                  (2,241)         892       (1,349)      (1,649)       (326)    (1,975)
 Investment securities:
     Taxable                                                   16,163        4,006       20,169        3,837       2,134      5,971
     Tax-exempt                                                 2,049          278        2,327        1,793         (95)     1,698
 Loans                                                         86,532       15,860      102,392       61,650     (15,138)    46,512
                                                            -----------------------------------     -------------------------------
        Total interest income                                 101,901       23,104      125,005       68,124     (13,759)    54,365
                                                            -----------------------------------     -------------------------------
INTEREST EXPENSE ON INTEREST-BEARING LIABILITIES
 Deposits:
     MMDA, NOW and savings                                    (18,316)     (11,908)     (30,224)     (14,462)      1,112    (13,350)
     Time deposits over $100,000                              (11,579)      (4,853)     (16,432)      (7,708)      1,548     (6,160)
     Other time deposits                                           47       (1,072)      (1,025)        (855)        301       (554)
                                                            -----------------------------------     -------------------------------
        Total interest-bearing deposits                       (29,849)     (17,832)     (47,681)     (23,025)      2,961    (20,064)
 Other borrowings                                              (3,004)        (924)      (3,928)         (32)        705        673
 Subordinated debt                                                 34           34           68          268           9        277
                                                            -----------------------------------     -------------------------------
        Total interest expense                                (32,818)     (18,723)     (51,541)     (22,789)      3,675    (19,114)
                                                            -----------------------------------     -------------------------------
          Net increase (decrease) in net interest income    $  69,084    $   4,380    $  73,464     $ 45,335    $(10,084)  $ 35,251
                                                            ===================================     ===============================

     Interest income in 2000 increased 41.9% to $423.6 million from $298.6 million in 1999. This was primarily due to the significant increase in loans, the Company's highest yielding interest-earning asset, and investment securities. Loan volume increases were the result of the continuing economic improvement in the Company's market areas, as well as the addition of experienced relationship managers and significant business development efforts by the Company's relationship managers. The increase was enhanced by an increase in the yield earned on average interest-earning assets. Average interest-earning assets increased $1.1 billion, or 30.6%, to $4.6 billion in 2000, compared to $3.6 billion in 1999. Average loans increased $864.3 million, or 35.2%, to $3.3 billion in 2000 from $2.5 billion in 1999. Average investment securities, Federal funds sold and other short-term securities, increased 20.3% to $1.3 billion in 2000 from $1.1 billion in 1999.

     The average yield on interest-earning assets increased 72 basis points to 9.13% in 2000 from 8.41% in 1999 primarily due to an increase in the average yield on loans. Loans represented approximately 71.6% of total interest-earning assets in 2000 compared to 69.2% in 1999. The average yield on loans increased 62 basis points to 10.11% in 2000 from 9.49% in 1999.

     Interest expense in 2000 increased 48.4% to $158.1 million from $106.5 million in 1999. This increase was due to greater volumes of interest-bearing liabilities and higher interest rates paid on interest-bearing liabilities. Average interest-bearing liabilities increased 27.7% to $3.5 billion in 2000 from $2.8 billion in 1999. The increase was due primarily to the efforts of the Banks' relationship managers in generating core deposits from their client relationships and the deposits derived from the activities of the Greater Bay Trust Company and the Venture Banking Group.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     During 2000, average noninterest-bearing deposits increased to $965.1 million from $717.2 million in 1999.

     As a result of the foregoing, the Company's interest rate spread increased to 4.66% in 2000 from 4.56% in 1999, and the net yield on interest-earning assets increased in 2000 to 5.73% from 5.41% in 1999.

     Interest income increased 22.3% to $298.6 million in 1999 from $244.3 million in 1998, as a result of the increase in average interest-earning assets offset by a decline in the yields earned. Average interest-earning assets increased 26.9% to $3.6 billion in 1999 from $2.8 billion in 1998 principally as a result of increase in loans. The yield on the higher volume of average interest-earning assets declined 32 basis points to 8.41% in 1999 from 8.73% in 1998, primarily as a result of increased competition for loans.

     Interest expense in 1999 increased 21.9% to $106.5 million from $87.4 million in 1998 primarily as a result of the increase in the volume of interest-bearing liabilities and in the rates paid on interest-bearing liabilities. Corresponding to the growth in average interest-earning assets, average interest-bearing liabilities increased 28.3% to $2.8 billion in 1999 from $2.2 billion in 1998.

     As a result of the foregoing, the Company's interest rate spread declined to 4.56% in 1999 from 4.68% in 1998 and the net yield on interest-earning assets declined to 5.41% in 1999 from 5.61% in 1998.

     The Company incurred certain client service expenses with respect to its noninterest-bearing liabilities. These expenses include courier and armored car services, check supplies and other related items that are included in operating expenses. If these expenses had been included in interest expense, the Company's net yield on interest-earning assets would have been as follows for each of the years presented.


                                                                         Years ended December 31,
                                                          ----------------------------------------------------------
(Dollars in thousands)                                         2000                 1999                     1998
--------------------------------------------------------------------------------------------------------------------
Average noninterest bearing demand deposits               $  965,131            $  717,178            $     580,441
Client service expenses                                        2,694                 3,811                    3,015
Client service expenses, as a percentage of
   average noninterest bearing demand deposits                  0.28%                 0.53%                    0.52%

IMPACT ON NET YIELD ON INTEREST-EARNING
    ASSETS (EXCLUDING CAPITAL SECURITIES):
Net yield on interest-earning assets                            5.73%                 5.41%                    5.61%
Impact of client service expense                               (0.06)%               (0.11)%                  (0.11)%
                                                          ----------            ----------            -------------
Adjusted net yield on interest-earning assets                   5.67%                 5.30%                    5.50%
                                                          ==========            ==========            =============


     The impact on the net yield on interest-earning assets is determined by offsetting net interest income by the cost of client service expense, which reduces the yield on interest-earning assets. The cost for client service expense reflects the Company's efforts to manage its interest expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Provision for Loan Losses

     The provision for loan losses represents the current period credit cost associated with maintaining an appropriate allowance for credit losses. The loan loss provision for each period is dependent upon many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of the quality of the loan portfolio, the value of the underlying collateral on problem loans and the general economic conditions in the Company's market area. Periodic fluctuations in the provision for loan losses result from management's assessment of the adequacy of the allowance for loan losses; however, actual loan losses may vary from current estimates.

     Refer to the section "FINANCIAL CONDITION - Allowance for Loan Losses" for a description of the systematic methodology employed by the Company in determining an adequate allowance for loan losses.

     The provision for loan losses in 2000 was $28.8 million, compared to $14.9 million in 1999 and $8.7 million in 1998. In addition, in connection with the mergers described in Note 2 of Notes to Consolidated Financial Statements, the Company made an additional provision for loan losses of $8.1 million, $2.7 million and $183,000 in 2000, 1999 and 1998, respectively, to conform to the Company's allowance methodology.

     For further information on nonperforming and classified loans and the allowance for loan losses, see "Financial Condition -- Nonperforming and Classified Assets" herein.

Other Income

     Total other income increased to $47.1 million in 2000, compared to $44.8 million in 1999 and $23.8 million in 1998. The following table sets forth information by category of other income for the years indicated.

                                                          Years ended December 31,
                                             -------------------------------------------
(Dollars in thousands)                           2000           1999              1998
----------------------------------------------------------------------------------------
Service charges and other fees               $   9,661       $   8,975        $   7,856
Loan and international banking fees              8,162           4,275            2,935
Trust fees                                       3,450           2,990            2,473
ATM network revenue                              2,891           2,682            2,440
Gain on sale of SBA loans                        2,190           2,058            3,490
Gain (loss) on investments, net                   (521)            (46)             623
Other income                                     8,312           9,403            3,003
                                             ---------       ---------        ---------
    Total, recurring                            34,145          30,337           22,820
Warrant income                                  12,986          14,508              945
                                             ---------       ---------        ---------
    Total                                    $  47,131       $  44,845        $  23,765
                                             =========       =========        =========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The increase in other income in 2000 as compared to 1999 was a result of $3.9 million increase in loan and international banking fees, a $686,000 increase in service charges and other fees, and a $460,000 increase in trust fees. These increases were a result of significant growth in total loans, total deposits and trust assets. Other income in 2000 and 1999 includes $2.1 million and $4.0 million, respectively, in appreciation recognized on the conversion of equity securities received in the settlement of a loan into a publicly traded equity security. As discussed further below, the warrant income resulted from the sale of stock acquired from clients in connection with financing activities.

     The increase in other income in 1999 as compared to 1998 was a result of $1.3 million increase in loan and international banking fees, a $1.1 million increase in service charges and other fees, and a $517,000 increase in trust fees. These increases were a result of significant growth in total loans, total deposits and trust assets.

     Other income in 2000, 1999 and 1998 included warrant income of $13.0 million, $14.5 million and $945,000 net of related employee incentives of $4.5 million, $7.3 million and $396,000, respectively. At December 31, 2000, the Company held approximately 145 warrant positions. The Company occasionally receives warrants to acquire common stock from companies that are in the start-up or development phase. The timing and amount of income derived from the exercise and sale of client warrants typically depend upon factors beyond the control of the Company, and cannot be predicted with any degree of accuracy and are likely to vary materially from period to period.

Operating Expenses

     The following table sets forth the major components of operating expenses for the years indicated.

                                                                   Years ended December 31,
                                                        --------------------------------------------
(Dollars in thousands)                                       2000             1999            1998
----------------------------------------------------------------------------------------------------
Compensation and benefits                               $   73,966        $   65,668       $ 55,665
Occupancy and equipment                                     23,192            18,999         14,696
Dividends paid on Trust Preferred Securities                 7,842             4,201          2,824
Client service expenses                                      2,694             3,811          3,015
Legal and other professional fees                            5,345             4,072          3,936
FDIC insurance and regulatory assessments                    1,472               807            723
Expenses on other real estate owned                             56               (34)           161
Other                                                       24,977            23,805         22,471
                                                        ----------        ----------       --------
    Total operating expenses excluding
       nonrecurring costs                                  139,544           121,329        103,491
Contribution to the Greater Bay Bancorp Foundation
   and related expenses                                          -            12,160          1,341
Mergers and other related nonrecurring costs                33,526            10,818          2,661
                                                        ----------        ----------       --------
    Total operating expenses                            $  173,070        $  144,307       $107,493
                                                        ==========        ==========       ========
Efficiency ratio                                             55.34%            60.90%         59.51%
Efficiency ratio (before merger, nonrecurring
   and extraordinary items)                                  46.56%            54.54%         57.59%
Total operating expenses to average assets                    3.45%             3.75%          3.54%
Total operating expenses to average assets (before
  merger, nonrecurring and extraordinary items)               2.78%             3.15%          3.41%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Operating expenses totaled $173.1 million for 2000, compared to $144.1 million for 1999 and $107.5 million for 1998. The ratio of operating expenses to average assets was 3.45% in 2000, 3.75% in 1999, and 3.54% in 1998. Total operating expenses include merger and other related nonrecurring costs and contributions to the Foundation and related expenses.

     The efficiency ratio is computed by dividing total operating expenses by net interest income and other income. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same (or greater) volume of income while a decrease would indicate a more efficient allocation of resources. The Company's efficiency ratio before merger, nonrecurring and extraordinary items for 2000 was 46.56%, compared to 54.54% in 1999 and 57.59% in 1998.

     During 1998, Greater Bay established the Greater Bay Bancorp Foundation ("the Foundation"). The Foundation was formed to provide a vehicle through which the Company, its officers and directors can provide support to the communities in which the Company does business. The Foundation focuses its support on initiatives related to education, health and economic growth. To support the Foundation, the Company contributed appreciated securities which had an unrealized gain of $7.8 million in 1999 and $1.3 million in 1998. In 1999, the Company incurred $4.4 million in compensation and other expenses in connection with these appreciated securities. The Company recorded expenses of $12.2 million in 1999 and $1.3 million in 1998 in connection with its Foundation donations which is included in operating expenses.

     As indicated by the improvements in the efficiency ratio, the Company has been able to achieve increasing economies of scale. In 2000, average assets increased 30.1% from 1999, while operating expenses, excluding merger, and other nonrecurring items, increased only 15.0%. From 1998 to 1999, average assets increased 26.9%, while operating expenses, excluding merger and nonrecurring costs increased only 17.2%.

     Compensation and benefits expenses increased in 2000 to $74.0 million, compared to $65.7 million in 1999 and $55.7 million in 1998. The increase in compensation and benefits is due primarily to the additions in personnel made in 2000 and 1999 to accommodate the growth of the Company.

     The increase in occupancy and equipment, legal and other professional fees, Federal Deposit Insurance Corporation ("FDIC") insurance and regulatory assessments and other operating expenses was related to the growth in the Company's loans, deposits and trust assets. The increase in the dividends paid on Trust Preferred Securities was a result of the $50.5 million in Trust Preferred Securities issued in 2000.

Income Taxes

     The Company's effective income tax rate for 2000 was 39.4%, compared to 34.0% in 1999 and 35.9% in 1998. The effective rates were lower than the statutory rate of 42% due to the donation of appreciated securities to the Foundation, state enterprise zone tax credits and tax-exempt income on municipal securities. The reductions were partially offset by the impact of nondeductible merger and other related nonrecurring costs. In 1998, the Company was able to further reduce its effective tax rate through the recognition of certain net operating losses acquired in its merger with Pacific Rim Bancorporation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

FINANCIAL CONDITION

     Total assets increased 35.2% to $5.8 billion at December 31, 2000, compared to $4.3 billion at December 31, 1999. Total assets increased 28.4% in 1999 from $3.4 billion at December 31, 1998. The increases in 2000 and 1999 were primarily due to increases in the Company's loan portfolio funded by growth in deposits.

Loans

     Total gross loans increased 41.6% to $4.1 billion at December 31, 2000, compared to $2.9 billion at December 31, 1999. Total gross loans increased 35.8% in 1999 from $2.1 billion at year-end 1998. The increases in loan volumes in 2000 and 1999 were primarily due to a strong economy in the Company's market areas coupled with the business development efforts by the Company's relationship managers.

     The Company's loan portfolio is concentrated in commercial (primarily manufacturing, service and technology) and real estate lending, with the balance in leases and consumer loans. While no specific industry concentration is considered significant, the Company's lending operations are located in a market area that is dependent on the technology and real estate industries and supporting service companies. Thus, a downturn in these sectors of the economy could adversely impact the Company's borrowers. This could, in turn, reduce the demand for loans and adversely impact the borrowers' abilities to repay their loans, while also decreasing the Company's net interest margin.

     The following table presents the composition of the Company's loan portfolio at the dates indicated.

                                                                         As of December 31,
                                 ---------------------------------------------------------------------------------------------------
                                         2000                 1999                 1998               1997                1996
                                 ---------------------------------------------------------------------------------------------------
(Dollars in thousands)               Amount      %       Amount      %        Amount     %       Amount     %        Amount      %
------------------------------------------------------------------------------------------------------------------------------------
Commercial                        $ 1,807,117   45.5% $1,130,635   40.2%  $   817,934   39.5% $  709,933   43.1%  $  598,951   44.8%
Term Real Estate - Commercial       1,096,576   27.6     883,749   31.4       665,595   32.1     491,322   29.8      380,517   28.5
                                 --------------------------------------------------------------------------------------------------
     Total Commercial               2,903,693   73.1   2,014,384   71.6     1,483,529   71.6   1,201,255   72.9      979,468   73.3
Real estate construction and land     753,936   19.0     531,529   18.9       356,931   17.2     239,925   14.6      181,664   13.6
Real estate other                     187,173    4.7     156,284    5.6       121,480    5.9      91,283    5.5       77,803    5.8
Consumer and other                    234,721    5.9     179,705    6.4       160,126    7.7     157,520    9.6      131,961    9.9
                                 --------------------------------------------------------------------------------------------------
     Total loans, gross             4,079,523  102.7   2,881,902  102.5     2,122,066  102.4   1,689,983  102.6    1,370,896  102.6
Deferred fees and discounts, net      (14,787)  (0.4)    (14,114)  (0.5)      (12,870)  (0.6)    (12,126)  (0.7)     (11,559)  (0.9)
                                 --------------------------------------------------------------------------------------------------
     Total loans, net of
         deferred fees              4,064,736  102.3   2,867,788  102.0     2,109,196  101.8   1,677,857  101.9    1,359,337  101.7
Allowance for loan losses             (91,407)  (2.3)    (54,459)  (2.0)      (38,589)  (1.8)    (31,677)  (1.9)     (23,205)  (1.7)
                                 --------------------------------------------------------------------------------------------------
     Total loans, net             $ 3,973,329  100.0% $2,813,329  100.0%  $ 2,070,607  100.0% $1,646,180  100.0%  $1,336,132  100.0%
                                 ==================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table presents the maturity distribution of the Company's commercial, real estate construction and land, term real estate - commercial and real estate other portfolios and the sensitivity of such loans to changes in interest rates at December 31, 2000.

                                                                    Term               Real estate
                                                                real estate-           construction           Real estate
(Dollars in thousands)                    Commercial             commercial              and land                other
-----------------------------------------------------------------------------------------------------------------------------
Loans maturing in:
One year or less:
  Fixed rate                           $         295,856     $           28,664     $          56,950      $           2,080
  Variable rate                                  613,276                 65,948               625,615                 27,504

One to five years:
  Fixed rate                                     175,849                132,334                 2,362                  7,499
  Variable rate                                  296,819                138,067                40,211                 30,068

After five years:
  Fixed rate                                     250,932                385,488                 5,274                 14,177
  Variable rate                                  174,385                346,075                23,523                105,845
                                       -----------------     ------------------     -----------------      -----------------

     Total                             $       1,807,117     $        1,096,576     $         753,936      $         187,173
                                       =================     ==================     =================      =================


Nonperforming and Classified Assets

     Management generally places loans on nonaccrual status when they become 90 days past due, unless they are well secured and in the process of collection. When a loan is placed on nonaccrual status, any interest previously accrued and not collected is generally reversed from income. Loans are charged off when management determines that collection has become unlikely. Restructured loans are those where the Banks have granted a concession on the interest paid or original repayment terms due to financial difficulties of the borrower. Other real estate owned ("OREO") consists of real property acquired through foreclosure on the related collateral underlying defaulted loans.

     The following table sets forth information regarding nonperforming assets at the dates indicated.

                                                                                     As of December 31,
                                                           ------------------------------------------------------------------------
(Dollars in thousands)                                           2000            1999          1998            1997         1996
-----------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans:
   Nonaccrual loans                                              $ 13,014      $  7,139      $  4,208       $  5,157      $  7,643
   Restructured loans                                                   -           807           840          1,596         1,917
                                                           -----------------------------------------------------------------------
      Total nonperforming loans                                    13,014         7,946         5,048          6,753         9,560
OREO                                                                    -           271           966          1,541         2,224
                                                           -----------------------------------------------------------------------
      Total nonperforming assets                                 $ 13,014      $  8,217      $  6,014       $  8,294      $ 11,784
                                                           =======================================================================

Accruing loans past due 90 days or more                          $  4,463      $    908      $    244       $    274      $  2,651
                                                           =======================================================================

Nonperforming assets to total loans
   and OREO                                                          0.32%         0.29%         0.29%          0.49%         0.87%
Nonperforming assets to total assets                                 0.22%         0.19%         0.18%          0.31%         0.53%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     At December 31, 2000 and 1999, the Company had $13.0 million and $7.1 million in nonaccrual loans, respectively. At December 31, 2000, accruing loans past due 90 days or more included three loans totaling $3.7 million which were brought current on in the first two weeks of 2001. All three of these loans had matured in 2000 and were awaiting either payoff or renewal.

     The Company has three classifications for problem loans: "substandard", "doubtful" and "loss". Substandard loans have one or more defined weakness and are characterized by the distinct possibility that the Banks will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable; and there is a high possibility of loss of some portion of the principal balance. A loan classified as "loss" is considered uncollectable and its continuance as an asset is not warranted.

     Of the $46 million in classified loans at December 31, 2000, approximately $13 million in loans are secured by real estate, $29 million in loans are secured by accounts receivable, inventory and equipment and $4 million in other loans are secured by personal guarantees and related assets. The classified loans include a variety of borrower types and are not concentrated in any particular industry or niche business. Based on recent appraisals, the average loan to value ratio of the real estate secured loans is 60% and management does not believe that any material losses will be recognized in these classified loans. With respect to the secured commercial loans and the other secured loans, management believes that the related commercial business assets, personal assets securing these loans and the personal guarantees, combined with the allowance for loan losses are adequate to absorb any possible loan losses.

     The following table sets forth the classified loans and other real estate owned at the dates indicated.

                                                     As of December 31,
                                        ----------------------------------------
(Dollars in thousands)                     2000            1999            1998
--------------------------------------------------------------------------------
Substandard                             $    46,658    $   32,892      $  23,144
Doubtful                                      1,758         1,850          1,376
Less                                              -             2              -
OREO                                              -           271            966
                                        -----------    ----------      ---------
     Classified loans and OREO          $    48,417    $   35,015      $  25,486
                                        ===========    ==========      =========

Classified to total loans and OREO             1.19%         1.22%          1.21%
Allowance for loan losses to total
    classified loans and OREO                188.79%       155.53%        151.41%


     With the exception of these classified loans, management was not aware of any loans outstanding as of December 31, 2000 where the known credit problems of the borrower would cause management to have doubts as to the ability of such borrowers to comply with their present loan repayment terms and which would result in such loans being included in nonperforming or classified asset tables at some future date. Management cannot, however, predict the extent to which economic conditions in the Company's market areas may worsen or the full impact that such an environment may have on the Company's loan portfolio. Accordingly, there can be no assurance that other loans will not become 90 days or more past due, be placed on nonaccrual, become restructured loans, or other real estate owned in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Allowance For Loan Losses

     The allowance for loan losses is established through a provision for loan losses based on management's evaluation of risk inherent in the Company's loan portfolio. The allowance is increased by provisions charged against current earnings and reduced by net charge-offs. Loans are charged off when they are deemed to be uncollectable; recoveries are generally recorded only when cash payments are received.

     The following table sets forth information concerning the Company's allowance for loan losses at the dates and for the years indicated.

(Dollars in thousands)                                            2000            1999          1998         1997         1996
----------------------------------------------------------------------------------------------------------------------------------
Period end loans outstanding                                 $  4,079,523   $  2,881,902  $  2,122,066 $  1,689,983   $  1,370,896
Average loans outstanding                                    $  3,330,147   $  2,463,215  $  1,821,553 $  1,505,065   $  1,110,955
Allowance for loan losses:
Balance at beginning of period                               $     54,459   $     38,589    $   31,677   $   23,205    $    18,501
Allowance of entities acquired through mergers
   accounted for under purchase accounting method                  10,927              -             -            -             50
Charge-offs:
       Commercial                                                 (11,747)        (3,006)       (2,389)      (2,466)        (1,831)
       Term Real Estate - Commercial                                    -            (16)          (51)         (59)          (154)
                                                          ------------------------------------------------------------------------
           Total Commercial                                       (11,747)        (3,022)       (2,440)      (2,525)        (1,985)
       Real estate construction and land                             (376)             -            (7)        (276)          (127)
       Real estate other                                                -              -             -          (13)             -
       Consumer and other                                            (371)          (536)         (462)        (428)          (600)
                                                          ------------------------------------------------------------------------
                 Total charge-offs                                (12,494)        (3,558)       (2,909)      (3,242)        (2,712)
                                                          ------------------------------------------------------------------------

Recoveries:
       Commercial                                                     946          1,337           757          410            813
       Term Real Estate - Commercial                                    -              5            11           10             28
                                                          ------------------------------------------------------------------------
           Total Commercial                                           946          1,342           768          420            841
       Real estate construction and land                              379             11             -            6            328
       Real estate other                                                -              7             -            -              -
       Consumer and other                                             291            423           155          101            262
                                                          ------------------------------------------------------------------------
                 Total recoveries                                   1,616          1,783           923          527          1,431
                                                          ------------------------------------------------------------------------
            Net charge-offs                                       (10,878)        (1,775)       (1,986)      (2,715)        (1,281)
Provision charged to income (1)                                    36,899         17,645         8,898       11,187          5,935
                                                          ------------------------------------------------------------------------
Balance at end of period                                     $     91,407   $     54,459    $   38,589   $   31,677     $   23,205
                                                          ========================================================================

Net charge-offs to average loans outstanding
   during the period                                                 0.33%          0.07%         0.11%        0.18%          0.12%
Allowance as a percentage of average loans outstanding               2.74%          2.21%         2.12%        2.10%          2.09%
Allowance as a percentage of period end loans outstanding            2.24%          1.89%         1.82%        1.87%          1.69%
Allowance as a percentage of non-performing loans                  523.01%        615.08%       729.20%      450.79%        190.03%

----------
(1) Includes $8.1 million, $2.7 million, $183,000, $1.4 million and $800,000 in 2000, 1999, 1998, 1997 and 1996, respectively, to conform to the Company's reserve methodologies which are included in mergers and related nonrecurring costs.

     The Company employs a systematic methodology for determining its allowance for loan losses, which includes a monthly review process and monthly adjustment of the allowance. The Company's process includes a periodic loan by loan review for loans that are individually evaluated for impairment as well as detailed reviews of other loans (either individually or in pools). This includes an assessment of known problem loans, potential problem loans, and other loans that exhibit indicators of deterioration.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company's methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date. Quantitative factors include the Company's historical loss experience, delinquency and charge-off trends, collateral values, changes in non-performing loans, and other factors. Quantitative factors also incorporate known information about individual loans including borrowers' sensitivity to interest rate movements and borrowers' sensitivity to quantifiable external factors including commodity and finished goods prices as well as acts of nature (earthquakes, fires, etc.) that occur in a particular period.

     Qualitative factors include the general economic environment in the Company's marketplace, and in particular, the state of the technology industries based in the Silicon Valley and other key industries in the San Francisco Bay Area. Size and complexity of individual credits in relation to lending officers' background and experience levels, loan structure, extent and nature of waivers of existing loan policies and pace of portfolio growth are other qualitative factors that are considered in the Company's methodology.

     The Company's methodology is, and has been, consistently followed. However, as the Company adds new products, increases in complexity, and expands its geographic coverage, the Company will enhance its methodology to keep pace with the size and complexity of the loan portfolio. In this regard, the Company has periodically engaged outside firms to independently assess the Company's methodology, and on an ongoing basis the Company engages outside firms to perform independent credit reviews of its loan portfolio. Management believes that the Company's systematic methodology continues to be appropriate given the Company's size and level of complexity.

     While this methodology utilizes historical and other objective information, the establishment of the allowance for loan losses and the classification of loans, is to some extent, based on the judgment and experience of management. In general, management feels that the allowance for loan losses is adequate as of December 31, 2000. However, future changes in circumstances, economic conditions or other factors could cause management to increase or decrease the allowance for loan losses as necessary.

     The following table provides a summary of the allocation of the allowance for loan losses for specific loan categories at the dates indicated. The allocation presented should not be interpreted as an indication that charges to the allowance for loan losses will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amounts available for charge-offs that may occur within these categories. The unallocated portion of the allowance for loan losses and the total allowance is applicable to the entire loan portfolio.

                                                                        As of December 31,
                                  --------------------------------------------------------------------------------------------------
                                         2000                1999              1998                 1997                1996
                                  --------------------------------------------------------------------------------------------------
                                              % of               % of               % of                % of                 % of
                                             Category          Category           Category            Category             Category
                                             to Gross          to Gross           to Gross            to Gross             to Gross
(Dollars in thousands)               Amount   Loans    Amount   Loans     Amount   Loans      Amount   Loans      Amount     Loans
------------------------------------------------------------------------------------------------------------------------------------
Commercial                          $ 37,896  44.30%  $20,454   39.23%  $ 15,758   38.54%   $ 12,226   42.01%   $ 10,327    43.69%
Term real estate - commercial         15,844  26.88%    8,821   30.67%     4,631   31.37%      3,908   29.07%      3,155    27.76%
                                  --------------------------------------------------------------------------------------------------
       Total commercial               53,740  71.18%   29,275   69.90%    20,389   69.91%     16,134   71.08%     13,482    71.45%
Real estate construction and land     10,935  18.48%    5,590   18.44%     4,047   16.82%      2,536   14.20%      2,639    13.25%
Real estate other                      1,866   4.59%    2,239    5.42%     1,639    5.72%      1,357    5.40%        779     5.68%
Consumer and other                     5,732   5.75%    4,214    6.24%     3,056    7.55%      2,173    9.32%      2,206     9.63%
                                  --------------------------------------------------------------------------------------------------
Total allocated                       72,273           41,318             29,131              22,200              19,106
Unallocated                           19,134           13,141              9,458               9,477               4,099
                                  --------------------------------------------------------------------------------------------------
     Total                          $ 91,407 100.00%  $54,459  100.00%  $ 38,589  100.00%   $ 31,677  100.00%   $ 23,205   100.00%
                                  ==================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     At December 31, 2000, the allowance for loan losses was $91.4 million, consisting of a $72.3 million allocated allowance and a $19.1 million unallocated allowance. The unallocated allowance recognizes the model and estimation risk associated with the allocated allowances, and management's evaluation of various conditions, the effects of which are not directly measured in determining the allocated allowance. The evaluation of the inherent loss regarding these conditions involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with the unallocated allowance include the following at the balance sheet date:

 .    The strength and duration of the current business cycle and existing general economic and business conditions affecting our key lending areas; economic and business conditions affecting our key lending portfolios;

 .    Seasoning of the loan portfolio, growth in loan volumes and changes in loan terms; and

 .    The results of bank regulatory examinations.

Investment Securities

     The Company's investment portfolio is managed to meet the Company's liquidity needs through proceeds from scheduled maturities and is utilized for pledging requirements for deposits of state and local subdivisions, securities sold under repurchase agreements, and Federal Home Loan Bank ("FHLB") advances. The portfolio is comprised of U.S. Treasury securities, U.S. government agency securities, mortgage-backed securities, obligations of states and political subdivisions, corporate debt instruments and a modest amount of equity securities, including Federal Reserve Bank stock and FHLB stock. The Company does not include Federal Funds sold and certain other short-term securities as investment securities. These other investments are included in cash and cash equivalents. Investment securities classified as available for sale are recorded at fair value, while investment securities classified as held to maturity are recorded at cost. Unrealized gains or losses on available for sale securities, net of the deferred tax effect, are reported as increases or decreases in shareholders' equity.

     For the amortized cost and estimated fair value of the investment securities, the maturity of investment securities by security type and additional information concerning the investments portfolio, see Note 3 of Notes to Consolidated Financial Statements.

Deposits

     The Company emphasizes developing total client relationships with its customers in order to increase its core deposit base. Deposits reached $4.8 billion at December 31, 2000, an increase of 27.1% compared to deposits of $3.7 billion at December 31, 1999. In 1999, deposits increased 30.2% from $2.9 billion at December 31, 1998. The increase in deposits was primarily due to the continued marketing efforts directed at commercial business clients in the Company's market areas.

     The Company's noninterest-bearing demand deposit accounts increased 37.9% to $1.1 billion at December 31, 2000, compared to $822.3 million a year earlier.

     Money market deposit accounts ("MMDA"), negotiable order of withdrawal accounts ("NOW") and savings accounts reached $2.3 billion at year-end 2000, an increase of 14.1% from $2.1 billion at December 31, 1999. MMDA, NOW and savings accounts were 49.4% of total deposits at December 31, 2000, as compared to 55.1% at December 31, 1999.

     Time certificates of deposit totaled $1.3 billion, or 26.7% of total deposits, at December 31, 2000, compared to $856.1 million, or 22.9% of total deposits, at December 31, 1999.

     As of December 31, 2000 and 1999, the Company had $161.6 million and $39.2 million, respectively in brokered deposits outstanding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Other Borrowings

     At December 31, 2000 other borrowings consisted of securities sold under agreements to repurchase, FHLB advances, advances under credit lines, and other notes payable. Note 10 of Notes to Consolidated Financial Statements provides the amounts outstanding, the short and long term classification, other borrowings outstanding during the year and the general terms of these borrowings.

Liquidity and Cash Flow

     The objective of the Company's liquidity management is to maintain each Bank's ability to meet the day-to-day cash flow requirements of its clients who either wish to withdraw funds or require funds to meet their credit needs. The Company must manage its liquidity position to allow the Banks to meet the needs of their clients while maintaining an appropriate balance between assets and liabilities to meet the return on investment expectations of its shareholders. The Company monitors the sources and uses of funds on a daily basis to maintain an acceptable liquidity position. In addition to liquidity from core deposits and repayments and maturities of loans and investments, the Banks can utilize brokered deposit lines, sell securities under agreements to repurchase, FHLB advances or purchase overnight Federal Funds.

     Greater Bay is a company separate and apart from the Banks. It must provide for its own liquidity. Substantially all of Greater Bay's revenues are obtained from management fees, interest received on its investments and dividends declared and paid by the Banks. There are statutory and regulatory provisions that could limit the ability of the Banks to pay dividends to Greater Bay. At December 31, 2000, the Banks had approximately $112.0 million in the aggregate available to be paid as dividends to Greater Bay. Management of Greater Bay believes that such restrictions will not have an impact on the ability of Greater Bay to meet its ongoing cash obligations. As of December 31, 2000, Greater Bay did not have any material commitments for capital expenditures.

     Net cash provided by operating activities, consisting primarily of net income, totaled $121.7 million for 2000, $65.3 million for 1999 and $48.8 million for 1998. Cash used for investing activities totaled $1.5 billion in 2000, $910.2 million in 1999 and $433.7 million in 1998. The funds used for investing activities primarily represent increases in loans and investment securities for each year reported.

     For the year ended December 31, 2000, net cash provided by financing activities was $1.4 billion, compared to $890.6 million in 1999 and $608.0 million in 1998. Historically, the primary financing activity of the Company has been through deposits. In 2000, 1999 and 1998, deposit gathering activities generated cash of $1.1 billion, $867.3 million and $572.5 million, respectively. This represents a total of 70.3%, 97.3% and 91.1% of the financing cash flows for 2000, 1999 and 1998, respectively. The 1999 increase in financing activities other than deposits are a result of proceeds from the sale of stock of $26.8 million, the Company entering into $70.0 million in long-term low cost repurchase agreements in 1998, and the issuance of TPS of $30.0 million in 1998, which were issued principally to provide capital to the Company (see "- Capital Resources", below).

Capital Resources

     Shareholders' equity at December 31, 2000 increased to $385.9 million from $306.1 million at December 31, 1999 and from $251.4 million at December 31, 1998. Greater Bay paid dividends of $0.35, $0.24 and $0.19 per share in December 31, 2000, 1999 and 1998, respectively, excluding dividends paid by subsidiaries prior to the completion of their mergers.

     On March 23, 2000, Greater Bay completed a private offering of 648,648 shares of restricted common stock to institutional investors. Proceeds from the offering were $12,000,000 less placement agent's fees of $514,000. On December 22, 1999, Greater Bay completed a private offering of 1,070,000 shares of restricted common stock to institutional investors. Proceeds from the offering were $19,795,000 less placement agent's fees of $834,000. Greater Bay intends to use the net proceeds from both offerings for general corporate purposes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     In 1998, the Company issued $30.0 million in Trust Preferred Securities to enhance its regulatory capital base, while also providing added liquidity. In 2000, the Company completed two additional offerings of TPS in an aggregate amount of $50.5 million. Under applicable regulatory guidelines, the Trust Preferred Securities qualify as Tier I capital up to a maximum of 25% of Tier
I capital. Any additional portion of Trust Preferred Securities would qualify as Tier 2 capital. As of December 31, 2000, all outstanding Trust Preferred Securities qualified as Tier I capital. As the Company's shareholders' equity increases, the amount of Tier I capital that can be comprised of Trust Preferred Securities will increase.

     A banking organization's total qualifying capital includes two components: core capital (Tier 1 capital) and supplementary capital (Tier 2 capital). Core capital, which must comprise at least half of total capital, includes common shareholders' equity, qualifying perpetual preferred stock, trust preferred securities and minority interests, less goodwill. Supplementary capital includes the allowance for loan losses (subject to certain limitations), other perpetual preferred stock, trust preferred securities, certain other capital instruments and term subordinated debt. The Company's major capital components are shareholders' equity and Trust Preferred Securities in core capital, and the allowance for loan losses in supplementary capital.

     At December 31, 2000, the minimum risk-based capital requirements to be considered adequately capitalized were 4.0% for core capital and 8.0% for total capital. Federal banking regulators have also adopted leverage capital guidelines to supplement risk-based measures. The leverage ratio is determined by dividing Tier 1 capital as defined under the risk-based guidelines by average total assets (not risk-adjusted) for the preceding quarter. The minimum leverage ratio is 3.0%, although certain banking organizations are expected to exceed that amount by 1.0% or more, depending on their circumstances.

     Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, the Federal Reserve, the Office of the Comptroller of the Currency and the FDIC have adopted regulations setting forth a five-tier system for measuring the capital adequacy of the financial institutions they supervise. The capital levels of the Company at December 31, 2000 and the two highest levels recognized under these regulations are as follows:

                                                      Tier 1          Total
                                       Leverage    risk-based      risk-based
                                         ratio    capital ratio  capital ratio
             ------------------------------------------------------------------
             Company                       8.79%      9.57%         10.87%
             Well-capitalized              5.00%      6.00%         10.00%
             Adequately capitalized        4.00%      4.00%          8.00%


     The Company's leverage ratio was 8.79% at December 31, 2000, compared to 8.32% at December 31, 1999. At December 31, 2000, the Company's risk-based capital ratios were 9.57% for Tier 1 risk-based capital and 10.87% for total risk-based capital, compared to 9.92% and 11.23%, respectively, as of December 31, 1999.

     In addition, at December 31, 2000, each of the Banks, had levels of capital that exceeded the well-capitalized guidelines. For additional information on the capital levels and capital ratios of the Company and each of the Banks, see Note 18 of Notes to Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Quantitative and Qualitative Disclosures about Market Risk

     The Company's financial performance is impacted by, among other factors, interest rate risk and credit risk. The Company utilizes no derivatives to mitigate its credit risk, relying instead on an extensive loan review process and its allowance for loan losses. See "--Allowance for Loan Losses" herein.

     Interest rate risk is the change in value due to changes in interest rates. This risk is addressed by the Company's Asset & Liability Management Committee "ALCO", which includes senior management representatives. The ALCO monitors interest rate risk by analyzing the potential impact to the net portfolio of equity value and net interest income from potential changes to interest rates and considers the impact of alternative strategies or changes in balance sheet structure. The ALCO manages the Company's balance sheet in part to maintain the potential impact on net portfolio value and net interest income within acceptable ranges despite changes in interest rates.

     The Company's exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors and the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Company's change in net portfolio value in the event of hypothetical changes in interest rates. If potential changes to net portfolio value and net interest income resulting from hypothetical interest rate changes are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits.

     In order to reduce the exposure to interest rate fluctuations, the Company has implemented strategies to more closely match its balance sheet. The Company has generally focused its investment activities on securities with terms or average lives between five and eight years to lengthen the average duration of its assets. The Company has utilized short-term borrowings and deposit marketing programs to shorten the effective duration of its liabilities. In addition, the Company has utilized an interest rate swap to manage the interest rate risk of the Floating Rate Trust Preferred Securities, Series B issued August 12, 1998. This interest rate swap is not an "ineffective hedge" and is accounted for under Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133 and 138").

Market Value of Portfolio Equity

     Interest rate sensitivity is computed by estimating the changes in net portfolio of equity value, or market value over a range of potential changes in interest rates. The market value of equity is the market value of the Company's assets minus the market value of its liabilities plus the market value of any off-balance sheet items. The market value of each asset, liability, and off-balance sheet item is its net present value of expected cash flows discounted at market rates after adjustment for rate changes. The Company measures the impact on market value for an immediate and sustained 100 basis point increase and decrease (shock) in interest rates. The following table shows the Company's projected change in net portfolio value for this set of rate shocks as of December 31, 2000.

Change in interest rates
                                                  Projected change
                              Net portfolio  -----------------------------
(Dollars in thousands) (1)        value        Dollars       Percentage
--------------------------------------------------------------------------
100 basis point rise          $ 896,779       $ (7,025)        -0.78%
Base scenario                   903,804              -             -
100 basis point decline         899,801         (4,003)        -0.44%

-----------
(1) Evaluation excludes SJNB Financial Corp. See further discussion below.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The preceding table indicates that as of December 31, 2000 an immediate and sustained 100 basis point decrease in interest rates would decrease the Company's net portfolio value by less than 1%. The foregoing analysis attributes significant value to the Company's non-interest-bearing deposit balances.

     The market value of portfolio equity is based on the net present values of each product in the portfolio, which in turn is based on cash flows factoring in recent market prepayment estimates from public sources. The discount rates are based on recently observed spread relationships and adjusted for the assumed interest rate changes. Some valuations are provided directly from independent broker quotations.

Net Interest Income Simulation

     The impact of interest rate changes on net interest income and net income are measured using income simulation. The various products in the Company's balance sheet are modeled to simulate their income (and cash flow) behavior in relation to interest rates. Income for the next 12 months is calculated for current interest rates and for immediate and sustained rate shocks.

     The income simulation model includes various assumptions regarding the repricing relationships for each product. Many of the Company's assets are floating rate loans, which are assumed to reprice immediately, and to the same extent as the change in market rates according to their contracted index. The Company's non-term deposit products reprice more slowly, usually changing less than the change in market rates and at the discretion of the Company. As of December 31, 2000, the analysis indicates that the Company's net interest income for the next 12 months would increase 6.14% (excluding SJNB Financial Corp.) if rates increased 200 basis points, and decrease by 5.39% (excluding SJNB Financial Corp.) if rates decreased 200 basis points.

     This analysis indicates the impact of change in net interest income for the given set of rate changes and assumptions. It assumes the balance sheet grows modestly, but that its structure is to remain similar to the structure at year-end. It does not account for all the factors that impact this analysis including changes by management to mitigate the impact of interest rate changes or secondary impacts such as changes to the Company's credit risk profile as interest rates change. Furthermore loan prepayment rate estimates and spread relationships change regularly. Interest rate changes create changes in actual loan prepayment rates that will differ from the market estimates incorporated in the analysis. In addition, the proportion of adjustable-rate loans in the Company's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels. Changes that vary significantly from the assumptions may have significant effects on the Company's net interest income.

     The results of this sensitivity analysis should not be relied upon as indicative of actual future results.

     The above quantified evaluations exclude the impact of SJNB Financial Corp. because that institution had not been converted to risk management system as to net portfolio value and interest rate shock simulation analysis at December 31, 2000. The Company has performed a preliminary analysis of SJNB Financial Corp.'s risk profile and has determined that their exposure to interest rate risk is equal to or lower than that of the Company as a whole.

Gap Analysis

     In addition to the above analysis, the Company also performs a Gap analysis as part of the overall interest rate risk management process. This analysis is focused on the maturity structure of assets and liabilities and their repricing characteristics over future periods. An effective interest rate risk management strategy seeks to match the volume of assets and liabilities maturing or repricing during each period. Gap sensitivity is measured as the difference between the volume of assets and liabilities in the Company's current portfolio that is subject to repricing at various time horizons. The main focus is usually for the one-year cumulative gap. The difference is known as interest sensitivity gaps.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table shows interest sensitivity gaps for different intervals as of December 31, 2000:

                                       Immediate         2 days To       7 months to         1 Year           4 years
(Dollars in thousands)                 or one day         6 months        12 months         to 3 years       to 5 years
--------------------------------------------------------------------------------------------------------------------------
Assets:
Cash and due from banks               $     3,296       $     45,715    $         -        $         -       $         -
Short term investments                    138,000                  -              -                  -                 -
Investment securities                      22,588             33,174         34,033            236,491           117,957
Loans                                   1,994,600            995,232        175,694            418,345           291,118
Loan losses/unearned fees                       -                  -              -                  -                 -
Other assets                                    -                  -              -                  -                 -
                                   ---------------------------------------------------------------------------------------
  Total assets                        $ 2,158,484       $  1,074,121    $   209,727        $   654,836       $   409,075
                                   =======================================================================================
Liabilities and Equity:
Deposits                              $ 2,081,230       $  1,256,647    $   207,346        $    65,531       $     3,402
Other borrowings                                -            433,344         17,338              6,863                 -
Trust preferred securities                      -                  -              -                  -                 -
Other liabilities                               -                  -              -                  -                 -
Shareholders' equity                            -                  -              -                  -                 -
                                   ---------------------------------------------------------------------------------------
  Total liabilities and equity        $ 2,081,230       $  1,689,991    $   224,684        $    72,394       $     3,402
                                   =======================================================================================
Gap                                   $    77,254       $   (615,870)   $   (14,957)       $   582,442       $   405,673
Cumulative Gap                        $    77,254       $   (538,616)   $  (553,573)       $    28,869       $   434,542
Cumulative Gap/total assets                  1.33%             -9.26%         -9.51%              0.50%             7.47%

                                                                    Total
                               More than        Total rate        non-rate
(Dollars in thousands)          5 years         sensitive         sensitive          Total
-------------------------------------------------------------------------------------------------
Assets:
Cash and due from banks       $        -        $    49,011      $   267,478       $   316,489
Short term investments                 -            138,000                -           138,000
Investment securities            655,703          1,099,946           (8,825)        1,091,121
Loans                            201,628          4,076,617            1,776         4,078,393
Loans losses/unearned fees             -                  -          (97,671)          (97,671)
Other assets                           -                  -          291,823           291,823
                             --------------------------------------------------------------------
  Total assets                $  857,331        $ 5,363,574      $   454,581       $ 5,818,155
                             ====================================================================
Liabilities and Equity:
Deposits                      $    2,289        $ 3,616,445      $ 1,133,958       $ 4,750,403
Other borrowings                   5,722            463,267                -           463,267
Trust preferred securities        99,500             99,500                -            99,500
Other liabilities                      -                  -          119,036           119,036
Shareholders' equity                   -                  -          385,949           385,949
                             --------------------------------------------------------------------
  Total liabilities and
    equity                    $  107,511        $ 4,179,212      $ 1,638,943       $ 5,818,155
                             ====================================================================
Gap                           $  749,820        $ 1,184,362      $(1,184,362)      $         -
Cumulative Gap                $1,184,362        $ 1,184,362      $         -       $         -
Cumulative Gap/total assets        20.36%             20.36%            0.00%             0.00%

     The foregoing table indicates that the Company had a one year negative gap of $(553.6) million, or (9.51)% of total assets, at December 31, 2000. In theory, this would indicate that at December 31, 2000, $553.6 million more in liabilities than assets would reprice if there were a change in interest rates over the next 365 days. Thus, if interest rates were to increase, the gap would tend to result in a lower net interest margin. However, changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing of both the asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as a basis risk and, generally, relates to the repricing characteristics of short-term funding sources such as certificates of deposit.

     Gap analysis has certain limitations. Measuring the volume of repricing or maturing assets and liabilities does not always measure the full impact on the portfolio value of equity or net interest income. Gap analysis does not account for rate caps on products; dynamic changes such as increasing prepay speeds as interest rates decrease, basis risk, or the benefit of non-rate funding sources. The relation between product rate repricing and market rate changes (basis risk) is not the same for all products. The majority of the Company's loan portfolio reprices quickly and completely following changes in market rates, while non-term deposit rates in general move more slowly and usually incorporate only a fraction of the change in rates. Products categorized as non-rate sensitive, such as its noninterest-bearing demand deposits, in the Gap analysis behave like long term fixed rate funding sources. Both of these factors tend to make the Company's actual behavior more asset sensitive than is indicated in the Gap analysis. In fact the Company experiences higher net interest income when rates rise, opposite what is indicated by the Gap analysis. Therefore management uses income simulation, net interest income rate shocks and market value of portfolio equity as its primary interest rate risk management tools.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Recent Accounting Developments

Transfers and Servicing of Financial Assets and Extinguishments of Liabilities
------------------------------------------------------------------------------

     In September 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140"). SFAS No. 140 replaces SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), issued in June 1996. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration.

     SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after June 30, 2001. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Disclosures about securitizations and collateral accepted need not be reported for periods ending on or before December 15, 2000, for which financial statements are presented for comparative purposes. SFAS No. 140 is to be applied prospectively with certain exceptions.

     Implementation of SFAS No. 140 is not expected to have a material effect on our financial position or results of operations.

Business Combinations
---------------------

     On July 20, 2001, the FASB issued SFAS No. 141 "Business Combinations" ("SFAS No. 141"). The standard concludes that all business combinations within the scope of the statement will be accounted for using the purchase method. Previously, the pooling-of-interests method was required whenever certain criteria were met. Because those criteria did not distinguish economically dissimilar transactions, similar business combinations were accounted for using different methods that produced dramatically different financial statement results. SFAS No. 141 requires separate recognition of intangible assets apart from goodwill if they meet one of two criteria, the contractual-legal criterion or the separability criterion. SFAS No. 141 also requires the disclosure of the primary reasons for a business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption.

     The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. SFAS No. 141 also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. Our definitive merger agreement with SJNB Financial Corp. was signed on June 25, 2001, before the required implementation date, and therefore SFAS No. 141 will require us to account for that merger as a pooling of interests.

     As a portion of our business strategy is to pursue acquisition opportunities so as to expand our market presence and maintain growth levels, the change in accounting could have a negative impact on our ability to realize those business strategies. As SFAS No. 141 has just been released, the impact of these changes has yet to be fully determined.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Goodwill and Other Intangible Assets
------------------------------------

     On July 20, 2001 the FASB also issued SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"). It addressed how intangible assets that are acquired individually or within a group of assets (but not those acquired in business combination) should be accounted for in the financial statements upon their acquisition. SFAS No. 142 adopts a more aggregate view of goodwill and bases the accounting on the units of the combined entity into which an acquired entity is aggregated. SFAS No. 142 also prescribes that goodwill and intangible assets that have indefinite useful lives will not be amortized but rather tested at least annually for impairment. Intangible assets that have definite lives will continue to be amortized over their useful lives, but no longer with the constraint of the 40 year ceiling. SFAS No. 142 provides specific guidance for the testing of goodwill for impairment which may require re-measurement of the fair value of the reporting unit. Additional ongoing financial statement disclosures are also required.

     The provisions of the statement are required to be applied starting with fiscal years beginning after December 15, 2001. The statement is required to be applied at the beginning of the fiscal year and applied to all goodwill and other intangible assets recognized in the financials at that date. Impairment losses are to be reported as resulting from a change in accounting principle.

     As SFAS No. 142 has just been released, the impact of these changes has yet to be fully determined.


Selected Loan Loss Allowance Methodology and Documentation Issues
-----------------------------------------------------------------

     A Staff Accounting Bulletin No. 102 "Selected Loan Loss Allowance Methodology and Documentation Issues" ("SAB No. 102") was released on July 10, 2001. It expresses certain of the staff's views on the development, documentation, and application of a systematic methodology as required by Financial Reporting Release No. 28, Accounting for Loan Losses by Registrants Engaged in Lending Activities, for determining allowances for loan and lease losses in accordance with general accept accounting principals. In particular, SAB No. 102 focuses on the documentation the staff normally would expect registrants to prepare and maintain in support of their allowances for loan losses. We have a systematic methodology for determining an appropriate allowance for loan losses, consistently followed and supported by written documentation and policies and procedures. None-the-less, in light of SAB No. 102, our methodology and documentation is currently in the process of review. However, any resulting changes are not expected to have a material impact on the financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                         As of December 31,
                                                                            ------------------------------------------
(Dollars in thousands)                                                               2000*                1999*
----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                            $   291,605             $   166,160
Federal funds sold                                                                     145,240                 226,600
Other short term securities                                                             39,130                  37,200
                                                                            ------------------     -------------------
       Cash and cash equivalents                                                       475,975                 429,960
Investment securities:
    Available for sale, at fair value                                                  688,332                 580,326
    Held to maturity, at amortized cost (fair value 2000: $381,701;
      1999: $246,250)                                                                  371,349                 255,452
    Other securities                                                                    31,383                  27,812
                                                                            ------------------     -------------------
       Investment securities                                                         1,091,064                 863,590
Total loans:
    Commercial                                                                       1,807,117               1,130,635
    Term real estate - commercial                                                    1,096,576                 883,749
                                                                            ------------------     -------------------
       Total commercial                                                              2,903,693               2,014,384
    Real estate construction and land                                                  753,936                 531,529
    Real estate other                                                                  187,173                 156,284
    Consumer and other                                                                 234,721                 179,705
    Deferred loan fees and discounts                                                   (14,787)                (14,114)
                                                                            ------------------     -------------------
       Total loans, net of deferred fees                                             4,064,736               2,867,788
    Allowance for loan losses                                                          (91,407)                (54,459)
                                                                            ------------------     -------------------
       Total loans, net                                                              3,973,329               2,813,329
Property, premises and equipment, net                                                   39,304                  43,162
Interest receivable and other assets                                                   238,483                 154,770
                                                                            ------------------     -------------------
                Total assets                                                      $  5,818,155            $  4,304,811
                                                                            ==================     ===================
LIABILITIES AND SHAREHOLDERS' EQUITY
Total deposits                                                                    $  4,750,404            $  3,736,621
Other borrowings                                                                       463,267                 150,577
Other liabilities                                                                      119,036                  62,499
                                                                            ------------------     -------------------
           Total liabilities                                                         5,332,707               3,949,697
                                                                            ------------------     -------------------
Company obligated mandatorily redeemable cumulative trust preferred securities of subsidiary trusts holding solely junior subordinated
  debentures                                                                            99,500                  49,000

Commitments and contingencies

SHAREHOLDERS' EQUITY:
    Preferred stock, no par value: 4,000,000 shares authorized;
      none issued                                                                            -                       -
    Common stock, no par value **: 80,000,000 shares authorized; 48,748,713 and 46,174,308 shares issued and outstanding as of December 31, 2000
      and 1999, respectively                                                           196,121                 169,380
    Accumulated other comprehensive loss                                                (6,035)                (10,650)
    Retained earnings                                                                  195,862                 147,384
                                                                            ------------------     -------------------
           Total shareholders' equity                                                  385,948                 306,114
                                                                            ------------------     -------------------
                Total liabilities and shareholders' equity                        $  5,818,155            $  4,304,811
                                                                            ==================     ===================

----------
* Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.
**   Restated to reflect 2-for-1 stock split effective on October 4, 2000.

See notes to consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         Years ended December 31,
                                                                         -----------------------------------------------------
(Dollars in thousands, except per share amounts)                              2000*                1999*             1998*
------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest on loans                                                              $335,699           $233,307           $186,795
Interest on investment securities:
    Taxable                                                                      62,250             42,081             36,110
    Tax - exempt                                                                  9,632              7,305              5,607
                                                                         --------------     --------------     --------------
          Total interest on investment securities                                71,882             49,386             41,717
Other interest income                                                            16,058             15,941             15,757
                                                                         --------------     --------------     --------------
    Total interest income                                                       423,639            298,634            244,269
                                                                         --------------     --------------     --------------
INTEREST EXPENSE
Interest on deposits                                                            146,269             98,588             78,524
Interest on long term borrowings                                                  1,203              4,531              4,247
Interest on other borrowings                                                     10,578              3,390              4,624
                                                                         --------------     --------------     --------------
    Total interest expense                                                      158,050            106,509             87,395
                                                                         --------------     --------------     --------------
             Net interest income                                                265,589            192,125            156,874
Provision for loan losses                                                        28,821             14,901              8,715
                                                                         --------------     --------------     --------------
             Net interest income after provision for loan losses                236,768            177,224            148,159
                                                                         --------------     --------------     --------------
OTHER INCOME
Service charges and other fees                                                    9,661              8,975              7,856
Loan and international banking fees                                               8,162              4,275              2,935
Trust fees                                                                        3,450              2,990              2,473
ATM network revenue                                                               2,891              2,682              2,440
Gain on sale of SBA loans                                                         2,190              2,058              3,490
Gain (loss) on sale of investments, net                                            (521)               (46)               623
Warrant income, net                                                              12,986             14,508                945
Other income                                                                      8,312              9,403              3,003
                                                                         --------------     --------------     --------------
Total                                                                            47,131             44,845             23,765
                                                                         --------------     --------------     --------------
OPERATING EXPENSES
Compensation and benefits                                                        73,966             65,668             55,665
Occupancy and equipment                                                          23,192             18,999             14,696
Dividends paid on Trust Preferred Securities                                      7,842              4,201              2,824
Merger and other related nonrecurring costs                                      33,526             10,818              2,661
Contribution to the Foundation and related expenses, net                              -             12,160              1,341
Other expenses                                                                   34,544             32,461             30,306
                                                                         --------------     --------------     --------------
    Total operating expenses                                                    173,070            144,307            107,493
                                                                         --------------     --------------     --------------
             Net income before provision for income taxes and
                extraordinary items                                             110,829             77,762             64,431
Provision for income taxes                                                       43,665             26,461             23,158
                                                                         --------------     --------------     --------------
             Net income                                                        $ 67,164           $ 51,301           $ 41,273
                                                                         ==============     ==============     ==============
Net income per share - basic**                                                 $   1.40           $   1.15           $   0.95
                                                                         ==============     ==============     ==============
Net income per share - diluted**                                               $   1.33           $   1.09           $   0.88
                                                                         ==============     ==============     ==============

----------
* Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.
** Restated to reflect 2-for-1 stock split effective on April 30, 1998 and 2-for-1 stock split effective on October 4, 2000.

See notes to consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                 Years ended December 31,
                                                                            -----------------------------------
(Dollars in thousands)                                                        2000         1999*         1998*
---------------------------------------------------------------------------------------------------------------
Net income                                                                  $ 67,164     $ 51,301      $ 41,273
                                                                            --------     --------      --------

Other comprehensive income:
   Unrealized gains on securities:
       Unrealized holding gains (losses) arising during period (net of taxes of $3,960, $(9,659) and $608 for the years ended
          December 31, 2000, 1999 and 1998, respectively)                      6,278      (13,760)          135
       Less: reclassification adjustment for gains (losses) included in net income (net of taxes of $(307), $(27) and $367 for
          the years ended December 31, 2000, 1999 and 1998,
          respectively)                                                         (307)         (27)          367
                                                                            --------     --------      --------
   Net change                                                                  5,971      (13,787)          502

   Cash flow hedge:
       Cumulative transition effect of adopting SFAS No. 133
         (net of taxes of $(744)) as of October 1, 1998                            -            -        (1,063)
       Change in market value of hedge during the period
         (net of taxes of $(908), $1,424 and $(496) for the years
         ended December 31, 2000, 1999 and 1998, respectively)                (1,414)       2,325           418
       Less: reclassification adjustment for swap settlements
         in net income (net of taxes of $58, $(144) and $(32) for
         the years ended December 31, 2000, 1999 and 1998,
         respectively)                                                            58         (144)          (32)
                                                                            --------     --------      --------
   Net change                                                                 (1,356)       2,181          (677)

       Other comprehensive income (loss)                                       4,615      (11,606)         (175)
                                                                            --------     --------      --------
                 Comprehensive income                                       $ 71,779     $ 39,695      $ 41,098
                                                                            ========     ========      ========

-----------------
* Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.

See notes to consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                 Common stock        Accumulated other                    Total
For the years ended December 31, 2000, 1999 and 1998        ------------------------  comprehensive      Retained     shareholders'
(Dollars in thousands, except per share amounts)             Shares **      Amount    income /(loss)     earnings        equity
-----------------------------------------------------------------------------------------------------------------------------------
Greater Bay Bancorp, prior to pooling                        16,112,364   $   44,218    $       338    $     22,040    $     66,596
Shares issued to, and retained earnings of, acquired
  entities:
   Pacific Rim Bancorporation                                 1,901,496        8,000           (115)          1,776           9,661
   Pacific Business Funding Corporation                         596,000           51             --             232             283
   Bay Area Bancorp                                           2,709,943        5,376             (2)          6,614          11,988
   Bay Commercial Services                                    1,474,179        3,671             (7)          6,509          10,173
   Mt. Diablo Bancshares                                      2,315,633        8,592              3             311           8,906
   Coast Bancorp                                              5,586,699       11,011            693          16,060          27,764
   Bank of Santa Clara                                        3,658,332       13,697             --          11,184          24,881
   Bank of Petaluma                                           1,531,516        7,854            315           3,044          11,213
   SJNB Financial Corp.                                       6,624,800       23,505            (94)         23,353          46,764
                                                            -----------------------------------------------------------------------
    Balance, December 31, 1997, restated to reflect
      pooling                                                42,510,962      125,975          1,131          91,123         218,229

Net income                                                           --           --             --          41,276          41,276
Other comprehensive loss, net of taxes                               --           --           (175)             --            (175)
Stock options exercised, including related tax benefit          789,773        6,186             --             (32)          6,154
Stock issued in Employee Stock Purchase Plan                     59,340          656             --              --             656
401(k) employee stock purchase                                   72,966        1,060             --              --           1,060
Stock repurchase by Bay Area Bancshares, Bay
 Commercial Services, Coast Bancorp, and SJNB
 Financial Corp.                                               (357,428)      (4,166)            --          (2,370)         (6,536)
Pacific Business Funding Corporation distribution                    --           --             --          (1,163)         (1,163)
Stock dividend by Coast Bancorp and Bank of Santa Clara         773,975       12,822             --         (12,822)             --
Stock issued in Dividend Reinvestment Plan                        5,322           73             --              --              73
Stock issued through private placement                           21,840          501             --              --             501
Cash dividend $0.20 per share***                                     --           --             --          (8,639)         (8,639)
                                                            -----------------------------------------------------------------------
    Balance, December 31, 1998*                              43,876,750      143,107            956         107,373         251,436

Net income                                                           --           --             --          51,301          51,301
Other comprehensive loss, net of taxes                               --           --        (11,606)             --         (11,606)
Stock options exercised, including related tax benefit        1,205,378        6,282             --             (59)          6,223
Stock issued in Employee Stock Purchase Plan                     83,302        1,031             --              --           1,031
401(k) employee stock purchase                                   76,010        1,205             --              --           1,205
Stock issued in Dividend Reinvestment Plan                       26,668          383             --              --             383
Stock repurchase by SJNB Financial Corp.                       (273,000)      (3,389)            --            (522)         (3,911)
Pacific Business Funding Corporation distribution                    --           --             --             (40)            (40)
Stock issued through private placement                        1,179,200       20,761             --              --          20,761
Cash dividend $0.24 per share***                                     --           --             --         (10,669)        (10,669)
                                                            -----------------------------------------------------------------------
    Balance, December 31, 1999*                              46,174,308      169,380        (10,650)        147,384         306,114

Net income                                                           --           --             --          67,164          67,164
Other comprehensive income, net of taxes                             --           --          4,615              --           4,615
Stock options exercised, including related tax benefit        1,731,594       11,309             --              --          11,309
Stock issued in Employee Stock Purchase Plan                     93,356        1,538             --              --           1,538
401(k) employee stock purchase                                   82,015        1,982             --              --           1,982
Stock issued in Dividend Reinvestment Plan                       18,792          465             --              --             465
Stock issued through private placement                          648,648       11,476             --              --          11,476
Cash paid in-lieu of fractional shares                               --          (29)            --              --             (29)
Cash dividend $0.39 per share***                                     --           --             --         (18,686)        (18,686)
                                                            -----------------------------------------------------------------------
    Balance, December 31, 2000                               48,748,713   $  196,121    $    (6,035)   $    195,862    $    385,948
                                                            =======================================================================

-----------------
* Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.
** Restated to reflect 2-for-1 stock split effective on April 30, 1998 and 2 - for - 1 stock split effective on October 4, 2000.
*** Excluding dividends paid by Greater Bay's subsidiaries prior to the completion of their mergers with Greater Bay.

    Greater Bay paid dividends of $0.35, $0.24 and $0.19 per share for the years ended December 31, 2000, 1999 and 1998, respectively.

See notes to consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Years ended December 31,
                                                                    ---------------------------------------------------
(Dollars in thousands)                                                   2000              1999*             1998*
-----------------------------------------------------------------------------------------------------------------------
Cash flows - operating activities
Net income                                                          $       67,164      $     51,301      $     41,273
Reconcilement of net income to net cash from operations:
    Provision for loan losses                                               47,826            17,646             8,898
    Depreciation and amortization                                           14,540             8,461             5,483
    Deferred income taxes                                                  (13,601)           (6,661)           (2,936)
    (Gain) loss on sale of investments, net                                    521                46              (623)
    Gain on sale of building                                                     -              (490)                -
    Proceeds from loan sales                                                     -            74,420            82,869
    Originations of loans held for sale                                          -           (74,514)          (84,432)
    Changes in:
        Accrued interest receivable and other assets                       (54,502)          (34,809)          (14,149)
        Accrued interest payable and other liabilities                      59,016            25,428            10,080
        Deferred loan fees and discounts, net                                  746             4,505             2,551
                                                                    --------------      ------------      ------------
Operating cash flows, net                                                  121,710            65,333            49,014
                                                                    --------------      ------------      ------------
Cash flows - investing activities
Maturities and partial paydowns on investment securities:
    Held to maturity                                                       125,433           103,567            54,615
    Available for sale                                                      87,882           120,176           166,829
Purchase of investment securities:
    Held to maturity                                                      (246,226)         (132,374)          (43,935)
    Available for sale                                                    (239,174)         (255,263)         (317,216)
    Other securities                                                        (5,051)          (13,664)             (207)
Proceeds from sale of available for sale securities                         49,730            53,471           261,812
Loans, net                                                                (934,438)         (767,981)         (757,818)
Loans acquired from business acquisition                                  (274,292)                -                 -
Payment for business acquisition, net of cash acquired                       3,998                 -              (206)
Purchase of property, premises and equipment                               (11,973)          (12,068)          (10,908)
Sale of banking building                                                     5,502             2,637                 -
Investment in other real estate owned                                            -                 -              (500)
Sale of other real estate owned                                                224                 -                 -
Purchase of insurance policies                                             (21,819)           (9,206)           (3,953)
                                                                    --------------      ------------      ------------
Investing cash flows, net                                               (1,460,204)         (910,705)         (651,487)
                                                                    --------------      ------------      ------------
Cash flows - financing activities
Net change in deposits                                                   1,013,783           867,270           572,544
Net change in other borrowings - short term                                196,381            10,217           (42,238)
Proceeds from other borrowings - long term                                 126,309             2,015            59,000
Principal repayment - long term borrowings                                 (10,000)           (3,775)           (2,265)
Proceeds from company obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior
  subordinated debentures                                                   50,500                 -            30,000
Proceeds from sale of common stock                                          26,222            29,408             5,877
Repurchase of common stock                                                       -            (3,911)           (6,393)
Cash dividends                                                             (18,686)          (10,668)           (8,639)
                                                                    --------------      ------------      ------------
Financing cash flows, net                                                1,384,509           890,556           607,886
                                                                    --------------      ------------      ------------
Net change in cash and cash equivalents                                     46,015            45,184             5,413
Cash and cash equivalents at beginning of period                           429,960           384,776           379,363
                                                                    --------------      ------------      ------------
Cash and cash equivalents at end of period                          $      475,975      $    429,960      $    384,776
                                                                    ==============      ============      ============
Cash flows - supplemental disclosures Cash paid during the
 period for:
    Interest                                                        $      162,283      $    116,212      $     82,624
                                                                    ==============      ============      ============
    Income taxes                                                    $       26,384      $     24,690      $     24,210
                                                                    ==============      ============      ============
Non-cash transactions:
    Additions to other real estate owned                            $            -      $          -      $        951
                                                                    ==============      ============      ============
    Transfer of appreciated securities to the Greater Bay
        Bancorp Foundation                                          $        7,200      $        560      $      1,341
                                                                    ==============      ============      ============

----------
* Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.

See notes to consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2000, 1999 and 1998

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization and Nature of Operations

     Greater Bay Bancorp ("Greater Bay", on a parent-only basis, and the "Company", on a consolidated basis) is a bank holding company with 11 bank subsidiaries: Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce, and San Jose National Bank.

     The Company owns GBB Capital I, GBB Capital II, GBB Capital III and GBB Capital IV, which are Delaware statutory business trusts, which were formed for the exclusive purpose of issuing and selling Cumulative Trust Preferred Securities.

     The Company also owns Matsco Lease Finance, Inc. II and Matsco Lease Finance, Inc. III, which are special purpose corporations, which were formed for the exclusive purpose of securitizing leases and issuing lease-backed notes.

     We also operate through the following divisions: Greater Bay Bank Contra Costa Region, Greater Bay Bank Fremont Region, Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Bank SBA Lending Group, Greater Bay Corporate Finance Group, Greater Bay International Banking Division, Greater Bay Trust Company, Matsco, Pacific Business Funding and the Venture Banking Group.

     We provide a wide range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professionals and other individuals. The Company operates throughout the San Francisco Bay Area including Silicon Valley, San Francisco and the San Francisco Peninsula, the East Bay, Santa Cruz and Sonoma County, with 41 offices located in Aptos, Blackhawk, Capitola, Cupertino, Danville, Fremont, Hayward, Lafayette, Los Gatos, Millbrae, Milpitas, Palo Alto, Petaluma, Pleasanton, Point Reyes Station, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, Santa Clara, Santa Cruz, Saratoga, Scotts Valley, Sunnyvale, Valley Ford, Walnut Creek and Watsonville.

     At December 31, 2000, we had total assets of $5.8 billion, total loans, net, of $4.0 billion and total deposits of $4.8 billion.

     The Company has participated in nine mergers during the three-year period ended December 31, 2000, as described in Note 2. With the exception of the merger with The Matsco Companies, Inc., all of these mergers were accounted for as a pooling-of-interests and, accordingly, all of the financial information of the Company for the periods prior to the mergers has been restated as if the mergers had occurred at the beginning of the earliest period presented. The merger with The Matsco Companies, Inc. was accounted for using the purchase accounting method and accordingly The Matsco Companies, Inc.'s results of operations have been included in the consolidated financial statements since the date of acquisition.

Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of Greater Bay and its subsidiaries and its operating divisions. All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the 2000 presentation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and the prevailing practices within the banking industry.

Years Ended December 31, 2000, 1999 and 1998

Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, Federal Funds sold and agency securities with original maturities of less than ninety days. Generally, Federal Funds are sold for one-day periods. The Banks are required by the Federal Reserve System to maintain noninterest-earning cash reserves against certain of their deposit accounts. At December 31, 2000, the required combined reserves totaled approximately $18.7 million.

Investment Securities

     The Company classifies its investment securities in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Investment securities classified as held to maturity are reported at amortized cost; available for sale securities are reported at fair value with net unrealized gains and losses reported, net of taxes, as a component of shareholders' equity. The Company does not have any trading securities.

     A decline in the fair value of any available for sale or held to maturity security below cost that is deemed other than temporary, results in a charge to earnings and the corresponding establishment of a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income is recognized when earned. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     Required investments in Federal Reserve Bank and FHLB stocks for the Banks and investments in venture funds are classified as other securities and are recorded at cost.

Loans

     Loans held for investment are carried at amortized cost. The Company's loan portfolio consists primarily of commercial and real estate loans generally collateralized by first and second deeds of trust on real estate as well as business assets and personal property.

     Interest income is accrued on the outstanding loan balances using the simple interest method. Loans are generally placed on nonaccrual status when the borrowers are past due 90 days and when full payment of principal or interest is not expected. At the time a loan is placed on nonaccrual status, any interest income previously accrued but not collected is generally reversed and amortization of deferred loan fees is discontinued. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

     The Company charges loan origination and commitment fees. Net loan origination fees and costs are deferred and amortized to interest income over the life of the loan, using the effective interest method. Loan commitment fees are amortized to interest income over the commitment period.

Years Ended December 31, 2000, 1999 and 1998

     When a loan is sold, unamortized fees and capitalized direct costs are recognized in the consolidated statements of operations. Other loan fees and charges representing service costs for the repayment of loans, for delinquent payments or for miscellaneous loan services are recognized when earned.

Sale and Servicing of Small Business Administration Loans

     The Company originates loans to customers under Small Business Administration ("SBA") programs that generally provide for SBA guarantees of 70% to 90% of each loan. The Company generally sells the guaranteed portion of the majority of the loans to an investor and retains the unguaranteed portion and servicing rights in its own portfolio. Funding for the SBA programs depend on annual appropriations by the U.S. Congress.

     Gains on these sales are earned through the sale of the guaranteed portion of the loan for an amount in excess of the adjusted carrying value of the portion of the loan sold. The Company allocates the carrying value of such loans between the portion sold, the portion retained and a value assigned to the right to service the loan. The difference between the adjusted carrying value of the portion retained and the face amount of the portion retained is amortized to interest income over the life of the related loan using a method which approximates the interest method.

Accounting for Direct Financing Leases

     Lease contracts are categorized as direct financing leases for financial reporting purposes if they conform to the definition of direct financing leases set out in statement of SFAS No. 13 "Accounting for Leases". At the time a leasing transaction is executed, the Company records on their balance sheet the gross lease receivable, estimated residual value of leased equipment, and unearned lease income. Unearned lease income represents the excess of the gross lease receivable plus the estimated residual value over the cost of the equipment leased. Unearned lease income is recognized as leasing income over the term of the lease so as to reflect an approximate constant periodic rate of return on the net investment in the lease.

Allowance for Loan Losses

     In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118 ("SFAS No. 114 and No. 118"), a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Under these standards, any allowance on impaired loans is generally based on one of three methods. It requires that impaired loans be measured at either, (1) the present value of expected cash flows at the loan's effective interest rate, (2) the loan's observable market price, or (3) the fair value of the collateral of the loan. In general, these statements are not applicable to large groups of smaller-balance loans that are collectively evaluated for impairment such as credit cards, residential mortgage, consumer installment loans and certain small business loans. Income recognition on impaired loans conforms to the method the Company uses for income recognition on nonaccrual loans.

     The allowance for loan losses is maintained at a level deemed appropriate by management to adequately provide for known losses in the loan portfolio. The allowance is based upon a number of factors, including prevailing and anticipated economic trends, industry experience, estimated collateral values, management's assessment of credit risk inherent in the portfolio, delinquency trends, historical loss experience, specific problem loans and other relevant factors.

     Additions to the allowance, in the form of provisions, are reflected in current operating results, while charge-offs to the allowance are made when a loss is determined to have occurred. Because the allowance for loan losses is based on estimates, ultimate losses may vary from the current estimates.

Years Ended December 31, 2000, 1999 and 1998

Other Real Estate Owned

     OREO consists of properties acquired through foreclosure and is stated at the lower of carrying value or fair value less estimated costs to sell. Development and improvement costs relating to the OREO are capitalized. Estimated losses that result from the ongoing periodic valuation of these properties are charged to current earnings with a provision for losses on foreclosed property in the period in which they are identified. The resulting allowance for OREO losses is decreased when the property is sold. Operating expenses of such properties, net of related income, are included in other expenses. Gains and losses on the disposition of OREO are included in other income.

Property, Premises and Equipment

     Property, premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which is determined by asset classification, as follows:

         Buildings                          40 years
         Building improvements              10 years
         Furniture and fixtures              7 years
         Automobiles                         5 years
         Computer equipment              2 - 5 years
         Other equipment                 2 - 7 years

     Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the lease term or the estimated useful lives of the asset, which is generally 10 years.

Income Taxes

     Deferred incomes taxes reflect the estimated future tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

Derivatives and Hedging Activities

     The Company adopted SFAS No. 133 and 138, effective October 1, 1998. In accordance with the transition provisions of SFAS No. 133 and 138, the Company recorded a net-of-tax cumulative-effect-type adjustment of $1.1 million in accumulated other comprehensive income to recognize at fair value all derivatives that are designated as cash-flow hedging instruments. There were no net gains or losses on derivatives that had been previously deferred or gains and losses on derivatives that were previously deferred as adjustments to the carrying amount of hedged items.

     All derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of a forecasted transaction or a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge). Changes in the fair value of a derivative that is highly effective as, and that is designated and qualifies as, a cash-flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings).

Years Ended December 31, 2000, 1999 and 1998

     The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash-flow hedges to specific liabilities on the balance sheet. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

     When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively when (1) it is determined that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item;
(2) the derivative expires or is sold, terminated, or exercised; or (3) management determines that designation of the derivative as a hedge instrument is no longer appropriate. In these situations where hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in current-period earnings. All gains or losses that were accumulated in other comprehensive income will be recognized immediately in earnings upon the discontinuance of hedge accounting.

Earnings Per Share and Share Amounts

     Basic net earnings per common share is computed by dividing net earnings applicable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net earnings per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options.

     All outstanding and weighted average share amounts presented in this report have been restated to reflect the 2-for-1 stock split declared for shareholders of record as of April 30, 1998 and the 2-for-1 stock split declared for shareholders of record as of October 4, 2000.

Comprehensive Income

     In accordance with SFAS No. 130, "Reporting Comprehensive Income", the Company classifies items of other comprehensive income by their nature in the financial statements and display the accumulated other comprehensive income separately from retained earnings in the equity section of the balance sheet. The changes to the balances of accumulated other comprehensive income are as follows:

                                                                                            Accumulated
                                                 Unrealized                                     other
                                              gains / (loses)          Cash flow            comprehensive
(Dollars in thousands)                         on securities             hedges             income (loss)
----------------------------------------------------------------------------------------------------------
Balance - December 31, 1998                  $          1,633      $            (677)    $             956
   Other comprehensive income 1999                    (13,787)                 2,181               (11,606)
                                             ----------------      -----------------     -----------------

Balance - December 31, 1999                           (12,154)                 1,504               (10,650)
   Other comprehensive income 2000                      5,971                 (1,356)                4,615
                                             ----------------      -----------------     -----------------

Balance - December 31, 2000                  $         (6,183)     $             148     $          (6,035)
                                             ================      =================     =================

Years Ended December 31, 2000, 1999 and 1998

Segment Information

     In accordance with SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") the Company uses the "management approach" for reporting business segment information. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers.

NOTE 2--BUSINESS COMBINATIONS

Pooling-of-Interests Accounting Transactions

     On October 23, 2001, SJNB Financial Corp. the holding company of San Jose National Bank, merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of SJNB Financial Corp. were converted into an aggregate of approximately 6,944,000 shares of Greater Bay's stock. The transaction was accounted for as pooling-of-interests. The financial information presented herein has been restated to reflect the merger with SJNB Financial Corp. on a pooling-of-interests basis.

     On October 13, 2000, Bank of Petaluma merged with and into DKSS Corp., as a result of which, Bank of Petaluma became a wholly owned subsidiary of Greater Bay. Upon consummation of the merger, the outstanding shares of Bank of Petaluma were converted into an aggregate of approximately 1,667,000 shares of Greater Bay's stock. The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with Bank of Petaluma on a pooling-of-interests basis.

     On July 21, 2000, Bank of Santa Clara merged with and into GBB Merger Corp., as a result of which, Bank of Santa Clara became a wholly owned subsidiary of Greater Bay. Upon consummation of the merger, the outstanding shares of Bank of Santa Clara were converted into an aggregate of 4,002,000 shares of Greater Bay's stock. The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with Bank of Santa Clara on a pooling-of-interests basis.

     On May 18, 2000, Coast Bancorp, the holding company of Coast Commercial Bank, was merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of Coast Bancorp were converted into an aggregate of approximately 6,140,000 shares of Greater Bay's stock. The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with Coast Bancorp on a pooling-of-interests basis.

     On January 31, 2000, Mt. Diablo Bancshares, the former holding company of Mt. Diablo National Bank, merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of Mt. Diablo Bancshares were converted into an aggregate of 2,790,998 shares of Greater Bay's stock. The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with Mt. Diablo Bancshares on a pooling-of-interests basis.

     On January 5, 2000, Saratoga Bancorp, the parent of Saratoga National Bank, merged with and into SJNB Financial Corp. Upon consummation of the merger, the outstanding shares of Saratoga Bancorp were converted into an aggregate of 1,174,249 shares of SJNB Financial Corp's stock. The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with Saratoga Bancorp on a pooling-of-interests basis.

     On October 15, 1999, Bay Commercial Services, the parent of Bay Bank of Commerce, merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of Bay Commercial Services were converted into an aggregate of 1,814,480 shares of Greater Bay's stock. The stock was issued to former Bay Commercial Services shareholders, in a tax-free exchange accounted for as a pooling-of-interests.

Years Ended December 31, 2000, 1999 and 1998

     On May 21, 1999, Bay Area Bancshares, the former holding company of Bay Area Bank, merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of Bay Area Bank were converted into an aggregate of 2,798,642 shares of Greater Bay's stock. The stock was issued to former Bay Area Bancshares shareholders, in a tax-free exchange accounted for as a pooling-of-interests.

     On August 31, 1998, Pacific Business Funding Corporation, an asset-based specialty finance company, merged with a subsidiary of Greater Bay. Upon consummation of the merger, the outstanding shares of Pacific Business Funding Corporation were converted into an aggregate of 596,000 shares of Greater Bay's stock. The stock was issued to former Pacific Business Funding Corporation shareholders, in a tax-free exchange accounted for as a pooling-of-interests.

     On May 8, 1998, Pacific Rim Bancorporation, the former holding company of Golden Gate Bank, merged with and into a subsidiary of Greater Bay. Upon consummation of the merger, the outstanding shares of Pacific Rim Bancorporation were converted into an aggregate of 1,901,496 shares of Greater Bay's stock. The stock was issued to former Pacific Rim Bancorporation's sole shareholder in a tax-free exchange accounted for as a pooling-of-interests.

     In all mergers, certain reclassifications were made to conform to the Companies' financial presentation. The results of operations previously reported by the separate enterprises for the periods before the merger was consummated and that are included in the current combined amounts presented in the accompanying consolidated financial statements are summarized below.

                              SJNB Financial Corp              Bank of Petaluma                  Bank of Santa Clara
                               nine months ended              nine months ended                   six months ended
(Dollars in thousands)         September 30, 2001            September 30, 2000                     June 30, 2000
----------------------------------------------------------------------------------------------------------------------
Net interest income:
   Greater Bay Bancorp    $                207,739         $               154,013             $                89,047
   Acquired entity                          25,378                           7,101                              10,195
                          ------------------------         -----------------------             -----------------------
     Combined             $                233,117         $               161,114             $                99,242
                          ========================         =======================             =======================
Net income:
   Greater Bay Bancorp    $                 64,039         $                38,608             $                23,850
   Acquired entity                           8,262                           1,982                               2,613
                          ------------------------         -----------------------             -----------------------
      Combined            $                 72,301         $                40,590             $                26,463
                          ========================         =======================             =======================

                                 Coast Bancorp              Mt. Diablo Bancshares               Bay Commercial Services
                               three months ended            twelve months ended                   nine months ended
(Dollars in thousands)           March 31, 2000               December 31, 1999                   September 30, 1999
-----------------------------------------------------------------------------------------------------------------------
Net interest income:
   Greater Bay Bancorp    $                 36,378         $               103,732             $                 68,498
   Acquired entity                           5,538                          10,009                                2,007
                          ------------------------         -----------------------             ------------------------
     Combined             $                 41,916         $               113,741             $                 70,505
                          ========================         =======================             ========================
Net income:
   Greater Bay Bancorp    $                 13,473         $                27,711             $                 17,033
   Acquired entity                           2,035                           2,827                                  486
                          ------------------------         -----------------------             ------------------------
      Combined            $                 15,508         $                30,538             $                 17,519
                          ========================         =======================             ========================

                              Bay Area Bancshares        Pacific Business Funding Corp        Pacific Rim Bancorporation
                               three months ended             six months ended                    three months ended
(Dollars in thousands)           March 31, 1999                 June 30, 1998                       March 31, 1998
------------------------------------------------------------------------------------------------------------------------
Net interest income:
   Greater Bay Bancorp    $                 18,360         $                30,077             $                 13,366
   Acquired entity                           2,180                           1,154                                1,285
                          ------------------------         -----------------------             ------------------------
     Combined             $                 20,540         $                31,231             $                 14,651
                          ========================         =======================             ========================
Net income:
   Greater Bay Bancorp    $                  5,058         $                 6,628             $                  3,646
   Acquired entity                             644                             344                                   60
                          ------------------------         -----------------------             ------------------------
      Combined            $                  5,702         $                 6,972             $                  3,706
                          ========================         =======================             ========================

Years Ended December 31, 2000, 1999 and 1998

     The following table sets forth the separate results of operations for Greater Bay, Bay Area Bancshares, Bay Commercial Services, Mt. Diablo Bancshares, Coast Bancorp, Bank of Santa Clara, Bank of Petaluma, and SJNB Financial Corp. for the periods indicated:

(Dollars in thousands)            Net interest income        Net income
----------------------------------------------------------------------------
Year ended December 31, 2000
----------------------------
Greater Bay                      $          231,963     $             58,540
SJNB Financial Corp.                         33,626                    8,624
                                 ------------------     --------------------
     Combined                    $          265,589     $             67,164
                                 ==================     ====================

Year ended December 31, 1999
----------------------------
Greater Bay                      $          107,933     $             27,711
Mt. Diablo Bancshares                        10,009                    2,827
Coast Bancorp                                20,028                    6,939
Bank of Santa Clara                          17,962                    4,403
Bank of Petaluma                              8,628                    2,304
                                 ------------------     --------------------
     Subtotal                               164,560                   44,184
SJNB Financial Corp.                         27,565                    7,117
                                 ------------------     --------------------
     Combined                    $          192,125     $             51,301
                                 ==================     ====================

Year ended December 31, 1998
----------------------------
Greater Bay                      $           68,272     $             16,578
Bay Area Bancshares                           8,170                    2,365
Bank of Santa Clara                           6,107                    1,215
Mt. Diablo Bancshares                         7,363                    1,396
Coast Bancorp                                17,363                    6,161
Bank of Santa Clara                          16,189                    3,954
Bank of Petaluma                              7,807                    2,115
                                 ------------------     --------------------
     Subtotal                               131,271                   33,784
SJNB Financial Corp.                         25,603                    7,489
                                 ------------------     --------------------
     Combined                    $          156,874     $             41,273
                                 ==================     ====================


     There were no significant transactions between the Company and any of the acquired entities prior to the mergers. All intercompany transactions have been eliminated.

Purchase Accounting Transaction

     On November 30, 2000, the Company acquired The Matsco Companies, Inc. for a purchase price of $6.5 million in cash. The Company may also be required to pay future contingent cash payment of up to $6.0 million based on the performance of Matsco subsequent to the acquisition. The acquisition was accounted for using the purchase method of accounting and, accordingly, The Matsco Companies, Inc.'s results of operations have been included in the consolidated financial statements since the date of acquisition. The source of funds for the acquisition was the Company's available cash.

     The purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition. The excess of purchase price over the estimated fair values of the net assets acquired, totaling $15.9 million, has been recorded as goodwill and will be amortized on the straight-line method over twenty years.

Years Ended December 31, 2000, 1999 and 1998

NOTE 3--INVESTMENT SECURITIES

     The amortized cost and estimated fair value of investment securities is summarized below:

                                                                            Gross          Gross
As of December 31, 2000                                 Amortized        unrealized      unrealized           Fair
(Dollars in thousands)                                     cost            gains           losses            value
--------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                           $   12,559        $     171       $     (2)       $    12,728
   U.S. agency notes                                      135,248              443           (512)           135,179
   Mortgage and asset-backed securities                   305,061            4,330         (1,070)           308,321
   Tax-exempt securities                                   86,254            1,082           (263)            87,073
   Taxable municipal securities                             8,456               79            (42)             8,493
   Corporate securities                                   155,466               94        (19,022)           136,538
                                                       ----------        ---------       --------        -----------
      Total securities available for sale                 703,044            6,199        (20,911)           688,332
                                                       ----------        ---------       --------        -----------

HELD TO MATURITY SECURITIES:
   U.S. agency notes                                       26,487               14           (100)            26,401
   Mortgage and asset-backed securities                   237,234            7,251           (356)           244,129
   Tax-exempt securities                                  104,782            3,655           (301)           108,136
   Taxable municipal securities                             2,846              189              -              3,035
                                                       ----------        ---------       --------        -----------
      Total securities held to maturity                   371,349           11,109           (757)           381,701
                                                       ----------        ---------       --------        -----------
Other securities                                           26,709            4,935           (261)            31,383
                                                       ----------        ---------       --------        -----------
            Total investment securities                $1,101,102        $  22,243       $(21,929)       $ 1,101,416
                                                       ==========        =========       ========        ===========

                                                                        Gross            Gross
As of December 31, 1999                              Amortized        unrealized      unrealized              Fair
(Dollars in thousands)                                  cost            gains           losses               value
---------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                           $   21,736        $       3       $   (253)       $    21,486
   U.S. agency notes                                       99,837               18         (2,909)            96,946
   Mortgage and asset-backed securities                   291,284               95         (8,784)           282,595
   Tax-exempt securities                                   65,646               85         (3,947)            61,784
   Taxable municipal securities                             3,754                1           (122)             3,633
   Corporate securities                                   126,543                -        (12,661)           113,882
                                                       ----------        ---------       --------        -----------
      Total securities available for sale                 608,800              202        (28,676)           580,326
                                                       ----------        ---------       --------        -----------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                                1,498                -              -              1,498
   U.S. agency notes                                       58,988               12         (1,750)            57,250
   Mortgage and asset-backed securities                    61,661               41         (2,048)            59,654
   Tax-exempt securities                                   95,697              446         (4,685)            91,458
   Corporate securities                                    37,608               15         (1,233)            36,390
                                                       ----------        ---------       --------        -----------
      Total securities held to maturity                   255,452              514         (9,716)           246,250
                                                       ----------        ---------       --------        -----------
Other securities                                           19,669            8,143              -             27,812
                                                       ----------        ---------       --------        -----------
            Total investment securities                $  883,921        $   8,859       $(38,392)       $   854,388
                                                       ==========        =========       ========        ===========


Years Ended December 31, 2000, 1999 and 1998

     The following table shows amortized cost and estimated fair value of the Company's investment securities by year of maturity as of December 31, 2000.

                                                                         2002            2006
                                                                       through          through          2011 and
(Dollars in thousands)                                   2001             2005            2010           thereafter        Total
------------------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                       $        2,475  $       10,084   $           -    $            -  $       12,559
   U.S. agency notes (1)                                   14,123          85,522          35,603                 -         135,248
   Mortgage and asset-backed securities (2)                10,090          35,528          12,128           247,315         305,061
   Tax-exempt securities                                    3,788          15,392          15,211            51,863          86,254
   Taxable municipal securities                               251           6,694           1,016               495           8,456
   Corporate securities                                     9,710          18,729           6,150           120,877         155,466
                                                   --------------  --------------   -------------    --------------  --------------
      Total securities available for sale                  40,437         171,949          70,108           420,550         703,044
                                                   --------------  --------------   -------------    --------------  --------------
   Fair value                                      $       40,661  $      173,214   $      69,780    $      404,677  $      688,332
                                                   --------------  --------------   -------------    --------------  --------------

HELD TO MATURITY SECURITIES:
   U.S. agency notes                               $        7,498  $       16,998   $       1,991    $            -  $       26,487
   Mortgage and asset-backed securities                         -           1,809          10,470           224,954         237,233
   Tax-exempt securities                                    1,456           4,457          21,278            77,591         104,782
   Taxable municipal securities                                 -               -           2,846                 -           2,846
                                                   --------------  --------------   -------------    --------------  --------------
      Total securities held to maturity                     8,954          23,264          36,585           302,545         371,348
                                                   --------------  --------------   -------------    --------------  --------------
   Fair value                                               8,933          23,233          37,475           312,060         381,701
                                                   --------------  --------------   -------------    --------------  --------------

COMBINED INVESTMENT SECURITIES PORTFOLIO:
   Total investment securities                     $       49,391  $      195,213   $     106,693    $      723,095  $    1,074,392
                                                   ==============  ==============   =============    ==============  ==============
   Total fair value                                $       49,594  $      196,447   $     107,255    $      716,737  $    1,070,033
                                                   ==============  ==============   =============    ==============  ==============
   Weighted average yield-total portfolio                    6.38%           6.39%           7.17%             7.33%           6.30%

----------
(1) Certain notes issued by U.S. agencies may be called, without penalty, at the discretion of the issuer. This may cause the actual maturities to differ significantly from the contractual maturity dates.
(2) Mortgage and asset-backed securities are shown at contractual maturity; however, the average life of these mortgage and asset-backed securities may differ due to principal prepayments.

     Investment securities with a carrying value of $619.1 million and $376.3 million were pledged to secure deposits, borrowings and for other purposes as required by law or contract at December 31, 2000 and 1999, respectively.

     Other securities includes unsold shares received through the exercise of warrant received from clients, equity securities received in settlement of loans, investments in funds managed by outside venture capital funds and investments in the Federal Reserve Bank and the FHLB required in order to maintain membership and support activity levels.

Years Ended December 31, 2000, 1999 and 1998

     Proceeds and realized losses and gains on sales of investment securities for the years ended December 31, 2000, 1999 and 1998 are presented below:

(Dollars in thousands)                           2000             1999            1998
--------------------------------------------------------------------------------------------
Proceeds from sale of available for
   sale securities (1)                        $ 49,730          $ 53,471         $261,812
Available for sale securities-gains (2)       $    503          $     88         $    623
Available for sale securities-losses          $ (1,024)         $   (133)        $      -

----------
(1) 1999 proceeds from the sale of available for sale securities excludes $15.3 million related to the sale of equity securities classified as available for sale which were acquired through the execution of a warrant received from clients.
(2) 1999 warrant income includes additional gains of $21.2 million related to equity securities classified as available for sale which were acquired through the execution of warrants received from clients.

NOTE 4--LOANS AND ALLOWANCE FOR LOAN LOSSES

     The following summarizes the activity in the allowance for loan losses for the years ended December 31, 2000, 1999 and 1998:

(Dollars in thousands)                                   2000                1999               1998
-------------------------------------------------------------------------------------------------------
Balance, January 1                                   $   54,459          $   38,589          $   31,677
   Allowance of entities acquired through
      mergers accounted for under purchase
      accounting method                                  10,927                   -                   -
   Provision for loan losses (1)                         36,899              17,645               8,898
   Loan charge-offs                                     (12,494)             (3,558)             (2,909)
   Recoveries                                             1,616               1,783                 923
                                                     ----------          ----------          ----------
Balance, December 31                                 $   91,407          $   54,459          $   38,589
                                                     ==========          ==========          ==========

----------
(1) Includes $8.1 million, $2.7 million and $183,000 of charges in 2000, 1999 and 1998 respectively, to conform the practices of acquired entities to the Companies" reserve methodologies, which are included in mergers and related nonrecurring costs.

     The following table sets forth nonperforming loans as of December 31, 2000, 1999, and 1998. Nonperforming loans are defined as loans which are on nonaccrual status, loans which have been restructured, and loans which are 90 days past due but are still accruing interest. Interest income foregone on nonperforming loans totaled $1.3 million, $667,000 and $276,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Interest income recognized on the nonperforming loans approximated $16,000, $649,000 and $428,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

(Dollars in thousands)                                   2000                  1999                  1998
---------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                   $         13,014     $           7,139     $           4,208
Restructured loans                                                -                   807                   840
                                                   ----------------     -----------------     -----------------
Total nonperforming loans                          $         13,014     $           7,946     $           5,048
                                                   ================     =================     =================

Accruing loans past due 90 days or more            $          4,463     $             908     $             244
                                                   ================     =================     =================

Years Ended December 31, 2000, 1999 and 1998

     At December 31, 2000 and 1999, the recorded investment in loans, for which impairment has been recognized in accordance with SFAS No. 114 and No. 118, was approximately $13.7 million and $9.4 million, respectively, with corresponding valuation allowances of $4.0 million and $1.5 million respectively. For the years ended December 31, 2000 and 1999, the average recorded investment in impaired loans was approximately $10.7 million and $2.8 million, respectively. The Company recognize interest income of $72,000, $41,000, and $8,000 for the year ended December 31, 2000, 1999 and 1998.

     The Company had $0 and $807,000 of restructured loans as of December 31, 2000 and 1999, respectively. There were no principal reduction concessions allowed on restructured loans during 1999 and 1998. Interest income from restructured loans totaled $0, $45,000 and $16,000 for the year's ended December 31, 2000, 1999 and 1998. Foregone interest income, which totaled $0, $0 and $11,000 for the years ended December 31, 2000, 1999 and 1998 would have been recorded as interest income if the loans had accrued interest in accordance with their original terms prior to the restructurings.

NOTE 5--OTHER REAL ESTATE OWNED

     At December 31, 2000 and 1999, OREO consisted of properties acquired through foreclosure with a carrying value of $0 and $271,000, respectively. These balances are included in interest receivable and other assets in the accompanying consolidated balance sheets. There was no allowance for estimated losses.

     The following summarizes OREO operations, which are included in operating expenses, for the years ended December 31, 2000, 1999 and 1998.


(Dollars in thousands)                     2000                  1999                   1998
--------------------------------------------------------------------------------------------------
Real estate operations, net          $             51      $             57       $             31
(Gain) loss on sale of OREO                         5                   (99)                   133
Provision for estimated losses                      -                     8                      -
                                     ----------------      ----------------       ----------------
Net loss from other real
  estate operations                  $             56      $           (34)       $            164
                                     ================      ================       ================


NOTE 6--PROPERTY, PREMISES AND EQUIPMENT

     Property, premises and equipment at December 31, 2000 and 1999 are composed of the following:

(Dollars in thousands)                        2000                      1999
------------------------------------------------------------------------------------
Land                                   $            4,300        $             5,285
Buildings and premises                             12,872                     16,398
Furniture and equipment                            37,239                     36,800
Leasehold improvements                             16,584                     15,751
Automobiles                                           853                        740
                                       ------------------        -------------------
   Total                                           71,848                     74,974
Accumulated depreciation and
   amortization                                   (32,544)                   (31,813)
                                       ------------------        -------------------
       Premises and equipment, net     $           39,304        $            43,161
                                       ==================        ===================

Years Ended December 31, 2000, 1999 and 1998

     Depreciation and amortization amounted to $8.5 million, $6.7 million and $5.0 million for the years ended December 31, 2000, 1999 and 1998 respectively, and have been included in occupancy and equipment expense in the accompanying consolidated statements of operations.

     During 1999, the Company sold bank premises with a carrying value of $2,637,000 for $4,978,000 in a sale-lease back transaction. The Company recognized a pre-tax gain of $535,000 on the transaction. Gains of $1,806,000 have been deferred and will be recognized over the 10 year and 5 year terms of the Company's leases. During 2000 the company recognized $303,000 of the deferred gain.

NOTE 7--DEPOSITS

     Deposits as of December 31, 2000 and 1999 are as follows:

(Dollars in thousands)                              2000                 1999
-----------------------------------------------------------------------------------
Demand, noninterest-bearing                  $     1,133,958     $         822,300
MMDA, NOW and Savings                              2,349,041             2,058,262
Time certificates, $100,000 and over                 706,535               640,142
Other time certificates                              560,870               215,917
                                             ---------------     -----------------
   Total deposits                            $     4,750,404     $       3,736,621
                                             ===============     =================

     The following table sets forth the maturity distribution of time certificates of deposit at December 31, 2000.

                                                                          December 31, 2000
                                    ------------------------------------------------------------------------------------------------
                                                                       Seven to         One to           More
                                    Three months     Four to six        twelve           three           than
(Dollars in thousands)                 or less         months           months           years       three years         Total
------------------------------------------------------------------------------------------------------------------------------------
Time deposits, $100,000 and over        $ 275,379       $ 309,639        $  97,320       $  19,915       $   4,282      $   706,535
Other time deposits                       437,144          47,696           45,569          17,345          13,116          560,870
                                    --------------  --------------  ---------------  -------------  --------------  ----------------
   Total                                $ 712,523       $ 357,335        $ 142,889       $  37,260       $  17,398      $ 1,267,405
                                    ==============  ==============  ===============  =============  ==============  ================

Years Ended December 31, 2000, 1999 and 1998

NOTE 8--COMPANY OBLIGATED MANDATORILY REDEEMABLE CUMULATIVE TRUST PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES

     GBB Capital I, GBB Capital II, GBB Capital III and GBB Capital IV (the "Trusts") are Delaware business trusts wholly-owned by Greater Bay and were formed for the purpose of issuing Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Junior Subordinated Debentures ("Trust Preferred Securities"). The Trust Preferred Securities are individually described below. Interest on the Trust Preferred Securities are payable quarterly and is deferrable, at the option of the Company, for up to five years. Following the issuance of each Trust Preferred Securities, the Trusts used the proceeds from the Trust Preferred Securities offerings to purchase a like amount of Junior Subordinated Deferrable Interest Debentures (the "Debentures") of Greater Bay. The Debentures bear the same terms and interest rates as the related Trust Preferred Securities. The Debentures are the sole assets of the Trusts and are eliminated, along with the related income statement effects, in the consolidated financial statements. Greater Bay has fully and unconditionally guaranteed all of the obligations of the Trusts. Under applicable regulatory guidelines, a portion of the Trust Preferred Securities will qualify as Tier I capital, and the remaining portion will qualify as Tier II capital.

     The following Trust Preferred Securities were outstanding at December 31, 2000.

                                                          Amount                Date of            Stated             Optional
             Security title               Issuer        outstanding          original issue       maturity         redemption date
------------------------------------------------------------------------------------------------------------------------------------
9.75% Cumulative Trust
    Preferred Securities            GBB Capital I           $20,000,000    March 30, 1997      April 1, 2027       April 1, 2002

Floating Rate Trust Preferred
    Securities, Series B            GBB Capital II           29,000,000    August 12, 1998     Sept. 15, 2028      Sept. 15, 2008

10 7/8% Fixed Rate Capital Trust
  Pass-Through Securities           GBB Capital III           9,500,000    March 23, 2000      March 8, 2030       March 8, 2010

10.75% Capital Securities,
    Series B                        GBB Capital IV           41,000,000    May 18, 2001        June 1, 2030        June 1, 2010
                                                     -------------------
    Total TPS outstanding                                   $99,500,000
                                                     ===================

     The Trust Preferred Securities are mandatorily redeemable, in whole or in part, upon repayment of their underlying Debentures at their respective stated maturities or their earlier redemption. The Debentures are redeemable prior to maturity at the option of the Company on or after their respective optional redemption dates.

     The Trust Preferred Securities issued by GBB Capital I, GBB Capital III and GBB Capital IV accrue interest at an annual rate of 9.75%, 10 7/8% and 10.75 %, receptively. The Floating Rate Trust Preferred Securities, Series B ("TPS II") accrue interest at a variable rate of interest, initially at 7.1875%, on the outstanding securities. The interest rate resets quarterly and is equal to 3-month LIBOR plus 150 basis points. As part of this transaction, the Company concurrently entered into an interest rate swap to fix the cost of the offering at 7.55% for 10 years (see note 11 for additional disclosures regarding the interest rate swap).

     On the date of original issue, GBB Capital II and GBB Capital IV completed issuance of series A securities. The series A securities issued in the offering were sold in private transactions pursuant to an applicable exemption from registration under the Securities Act. The Company, through GBB Capital II and GBB Capital IV, completed an offer to exchange the series A securities for a like amount of its registered series B securities. The exchange offerings were completed in November 1998 and November 2000, respectively. The exchange offerings were conducted in accordance with the terms of the initial issuance of the series A securities.

Years Ended December 31, 2000, 1999 and 1998

     GBB Capital II originally issued $30,000,000 in TPS II. In 1998, Coast Commercial Bank purchased $1,000,000 of TPS II. The TPS II were included in Coast Commercial Bank's investment securities at the time of its merger with Greater Bay. In accordance pooling-of-interests accounting, $1,000,000 in TPS II issued by the Company and Coast Commercial Bank's corresponding investment have been eliminated in consolidation.

     The total amount of Trust Preferred Securities outstanding at December 31, 2000 and 1999 was $99.5 million and $49.0 million, respectively. The dividends paid on Trust Preferred Securities were $7.8 million, $4.2 million and $2.8 million in 2000, 1999 and 1998, respectively. The expense for these dividends is included in operating expenses.

NOTE 9--LEASE SECURITIZATION

     During 1997, Matsco Lease Finance III a special purpose corporation wholly-owned by The Matsco Companies, Inc. issued the following leased-backed notes; $55 million Series 1997-1A, $45 million Series 1997-2A, $1.6 million Series 1997-1 B and $4.5 million 1997-2B. All Class B certificates, which were subordinate to the Class A certificates, were paid-off as of December 31, 2000. As of December 31, 2000, the note balance on the Series 1997-1 and Series 1997-2 were approximately $28 million and $30 million, respectively. As of December 31, 1999, the notes balance for Series 1997-1 and Series 1997-2 were approximately $35 million and $38 million, respectively. All of the transactions placed in 1997-2 Series were treated as a sale in accordance with SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". The weighted average rate on the combined series of 1997 notes was 5.92% at December 31, 2000. The underlying leases have a carrying value of $28 million and $30 million for Series 1997-1 and Series 1997-2, respectively at December 31, 2000. At December 31, 2000, 0.35% those leases were 90 days or more past due. The start-up expenses and private placement fees associated with the issuance of the 1997-2 leased-backed notes are expensed at funding. Such amounts related to the 1997-1 notes are amortized over the life of the notes to approximate a constant periodic rate of interest. The Class A certificates are rated "AAA" by Standards and Poor's Rating Services and "Aaa" by Moody's Investors Service and are fully insured by Municipal Bond Insurance Corporation pursuant to the terms of a note guarantee policy. The Class B certificates are not covered by insurance.

     During 1996, Matsco Lease Finance II, a special purpose corporation by wholly-owned The Matsco Companies, Inc., issued $40 million in lease-backed notes, Series 1996-A. As of December 31, 2000 and 1999, the note balance was $5.4 million and $23.5 million, respectively, with a weighted average interest rate of 6.7% at December 31, 2000. The underlying leases have a carrying value of $7.1 million at December 31, 2000. At December 31, 2000, 1.11% those leases were 90 days or more past due. The notes are unconditionally guaranteed by Municipal Bond Investor Assurance Corporation pursuant to the terms of a note guarantee policy. The start-up expenses and private placement fees associated with the issuance of the leased-backed notes are amortized over the life of the notes to approximate a constant periodic rate of interest. The note is rated "AAA" by Standard and Poors and "Aaa" by Moody's.

     The Company, as servicer of the underlying leases, remits funds collected on Matsco Lease Finance II and III to the trustee on a weekly basis. The Company receives a flat fee per lease as the servicer. In the event an account is delinquent our the terms are modified the servicer has the option to repurchase the transaction or to substitute with a similar account.

     Pursuant to the merger between the Company and The Matsco Companies, Inc., Matsco Lease Finance II and Matsco Lease Finance III became wholly-owned by Greater Bay.

Years Ended December 31, 2000, 1999 and 1998

NOTE 10--BORROWINGS

     Other borrowings are detailed as follows:

(Dollars in thousands)                               2000                          1999
----------------------------------------------------------------------------------------------
Other borrowings:
   Short term borrowings:
      Securities sold under
         agreements to repurchase            $           74,713            $           79,574
      Other short term notes payable                     15,419                             -
      FHLB advances                                     192,076                         5,000
      Advances under credit lines                        15,000                         7,000
                                             ------------------            ------------------
            Total short term borrowings                 297,208                        91,574
                                             ------------------            ------------------
   Long term borrowings:
      Securities sold under
         agreements to repurchase                             0                        30,503
      Other long term notes payable                      51,809                         1,500
      FHLB advances                                     114,250                        27,000
                                             ------------------            ------------------
            Total other long term
                borrowings                              166,059                        59,003
                                             ------------------            ------------------
Total other borrowings                       $          463,267            $          150,577
                                             ==================            ==================


     During the years ended December 31, 2000 and 1999, the average balance of securities sold under short term agreements to repurchase was $86.8 million and $40.2 million, respectively, and the average interest rates during those periods were 6.12% and 4.89%, respectively. Securities sold under short term agreements to repurchase generally mature within 90 days of dates of purchase.

     During the years ended December 31, 2000 and 1999, the average balance of federal funds purchased was $105.9 million and $3.3 million, respectively, and the average 1999 interest rates during those periods were 6.49% and 5.41%, respectively. There was no such balance outstanding at December 31, 2000 and 1999.

     The FHLB advances are collateralized by loans and securities pledged to the FHLB. The following is a breakdown of rates and maturities:

(Dollars in thousands)                                Short Term                              Long Term
---------------------------------------- -------------------------------------- --------------------------------------
Amount                                                 $192,000                               $114,250
Maturity                                                 2001                                 2002-2011
Average Rates                                          5.7%-6.9%                             5.08%-7.59%

     The Company as of December 31, 2000 had short-term, unsecured credit facilities from two financial institutions totaling $87.0 million. At December 31, 2000 and 1999 the Company had advances outstanding of $15.0 million and $7.0 million under these facilities. The average rate paid on these advances was approximately LIBOR + 0.50%. In addition, the Company was in compliance with all related financial covenants for these credit facilities.

Years Ended December 31, 2000, 1999 and 1998

     On March 15, 1999 the Company redeemed the $3.0 million in subordinated debt issued in 1995. The Company paid a premium of $150,000 ($88,000 net of tax) on the pay off of the debt. The premium was recorded, net of taxes, as an extraordinary item in March 1999.

NOTE 11--DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     The Company uses interest-rate swaps to convert its floating-rate debt and deposits to fixed rates. These swaps were entered into concurrently with the issuance of the instruments being hedged. These swaps are accounted for as a cash flow hedge under SFAS No. 133 and 138. These swaps possess a term equal to the non-callable term of the hedged instrument, with a fixed pay rate and a receive rate indexed to rates paid on the instrument and a notional amount equal to the amount of the instruments being hedged. As the specific terms and notional amount of the swap exactly match those of the instruments being hedged the Company meets the "no ineffectiveness" criteria of SFAS No. 133 and 138. As such the swaps are assumed to be 100% effective and all changes in the fair value of the hedges are recorded in other comprehensive income with no impact on the income statement for any ineffective portion. As of December 31, 2000, the unrealized gain on the cash flow hedges was $148,000, net of income taxes, which was included in the balance of accumulated other comprehensive income. The floating rate instruments combined with the cash flow hedges created synthetic fixed rate instruments. The unrealized gain on the cash flow hedges approximated the unrealized gain the Company would have incurred if it had issued fixed rate instruments. Under current accounting practices, as required by SFAS No. 133 and 138, the Company was required to record the unrealized gain on the synthetic fixed rate instrument, but it would not have been required to record an unrealized gain if it had issued a fixed rate instrument.

     The notional amount of the swaps are $40.0 million with a terms of up to 10 years expiring on September 15, 2008. The Company intends to use the swap as a hedge for the noncallable term of the hedged instrument. The periodic settlement date of the swap results in the reclassifying as earnings the gains or losses that are reported in accumulated comprehensive income.

     Additionally, the Company has a $20.0 million prime/fixed interest rate swap used as a fair value hedge.

     The Company minimizes the credit (or repayment) risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company's credit committee.

NOTE 12--INCOME TAXES

     Income tax expense was comprised of the following for the years ended December 31, 2000, 1999 and 1998:

(Dollars in thousands)                            2000                    1999                   1998
-------------------------------------------------------------------------------------------------------------
Current:
   Federal                                  $          45,742       $         26,332      $           19,470
   State                                               16,052                  8,780                   6,804
                                            -----------------       ----------------      ------------------
   Total current                                       61,794                 35,112                  26,274
                                            -----------------       ----------------      ------------------

Deferred:
   Federal                                            (13,476)                (6,781)                 (2,394)
   State                                               (4,653)                (1,869)                   (722)
                                            -----------------       ----------------      ------------------
   Total deferred                                     (18,129)                (8,650)                 (3,116)
                                            -----------------       ----------------      ------------------
Total expense                               $          43,665       $         26,462      $           23,158
                                            =================       ================      ==================

Years Ended December 31, 2000, 1999 and 1998

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities at December 31, 2000 and 1999 are as follows:

                                                         Years ended December 31,
                                              ---------------------------------------------
       (Dollars in thousands)                          2000                     1999
-------------------------------------------------------------------------------------------
Allowance for loan losses                               $   26,072               $   17,997
State income taxes                                          10,142                    4,884
Deferred compensation                                        5,616                    2,791
Unrealized (gains) losses on securities                     10,387                   11,064
Accumulated depreciation                                     1,220                      533
Net operating losses                                            14                       14
Purchase allocation adjustments                                416                      103
Other                                                        1,885                      237
                                              --------------------     --------------------
Net deferred tax asset                                  $   55,752               $   37,623
                                              ====================     ====================

     Management believes that the Company will fully realize its total deferred income tax assets as of December 31, 2000 based upon the Company's recoverable taxes from prior carryback years, and its current level of operating income.

     At December 31, 2000, the Company had a federal tax net operating loss carryforward of approximately $40,000 expiring in the beginning of the year 2010.

     Under provisions of the United States income tax laws these loss carryovers are subject to limitation due to the acquisition of Pacific Rim Bancorporation in 1998. Management does not believe that these limitations will prevent the realization of the benefit of the loss carryovers during the carryover periods.

     A reconciliation from the statutory income tax rate to the consolidated effective income tax rate follows, for the years ended December 31, 2000, 1999 and 1998:

                                                                            Years ended December 31,
                                            ---------------------------------------------------------------
(Dollars in thousands)                            2000                    1999                   1998
-----------------------------------------------------------------------------------------------------------
Statutory federal tax rate                              35.0%                  35.0%                   35.0%
California franchise tax
   expense, net of federal
   income tax benefit                                    6.7%                   5.7%                    6.2%
                                            ----------------        ---------------        ----------------
                                                        41.7%                  40.7%                   41.2%
Tax exempt income                                       -2.7%                  -2.7%                   -2.7%
Contribution of appreciated securities                     -                   -3.6%                   -0.8%
Nondeductible merger costs                               1.3%                   0.2%                    0.5%
Other, net                                              -0.9%                  -0.6%                   -2.2%
                                            ----------------        ---------------        ----------------
Effective income tax rate                               39.4%                  34.0%                   36.0%
                                            ================        ===============        ================

Years Ended December 31, 2000, 1999 and 1998

NOTE 13--OTHER INCOME AND OPERATING EXPENSES

     Other income in 2000, 1999 and 1998 included warrant income of $13.0 million, $14.5 million and $945,000 net of related employee incentives of $4.5 million, $7.3 million and $396,000, respectively. The Company occasionally receives warrants to acquire common stock from companies that are in the start-up or development phase. The timing and amount of income derived from the exercise and sale of client warrants typically depend upon factors beyond the control of the Company, and cannot be predicted with any degree of accuracy and are likely to vary materially from period to period.

     To support the Foundation, the Company contributed appreciated securities, which had an unrealized gain of $7.8 million in 1999 and $1.3 million in 1998. In 1999, the Company incurred $4.4 million in compensation and other expenses in connection with these appreciated securities. The Company recorded $12.2 million in 1999 and $1.3 million in 1998 of expense for the contribution to the Foundation, which is included in operating expenses.

     Merger and other related nonrecurring costs for the years ended December 31, 2000, 1999 and 1998 were comprised of the following:

(Dollars in thousands)                                 2000                   1999                  1998
---------------------------------------------------------------------------------------------------------------
Financial advisory and professional fees         $          8,229      $           2,114     $           1,101
Charges to conform accounting practices                     8,156                  2,745                   183
Other costs                                                17,141                  5,959                 1,377
                                                 ----------------      -----------------     -----------------
   Total                                         $         33,526      $          10,818     $           2,661
                                                 ================      =================     =================

     Other costs include severance and other compensation expenses, charges for the write-off of assets retired as a result of the merger, and other expenses including printing costs and filing fees.

     Other expenses for the years ended December 31, 2000, 1999 and 1998 were comprised of the following:

(Dollars in thousands)                                 2000                   1999                  1998
---------------------------------------------------------------------------------------------------------------
Legal and other professional fees                $          5,345       $          4,072      $          3,936
Telephone, postage and supplies                             5,410                  5,146                 4,627
Marketing and promotion                                     5,017                  4,202                 3,946
Data processing                                             2,879                  3,341                 2,700
Client services                                             2,694                  3,811                 3,015
FDIC insurance and regulatory
  assessments                                               1,472                    807                   723
Directors fees                                              1,758                  1,899                 1,927
Insurance                                                     631                  1,093                 1,070
Other real estate owned                                        56                    (34)                  161
Other                                                       9,282                  8,124                 8,201
                                                 ----------------       ----------------      ----------------
                                                 $         34,544       $         32,461      $         30,306
                                                 ================       ================      ================

     Occupancy costs for the years ended December 31, 2000, 1999 and 1998 were $13.5 million, $11.5 million and $9.9 million, respectively.

Years Ended December 31, 2000, 1999 and 1998

NOTE 14--EMPLOYEE BENEFIT PLANS

Stock Option Plan

     At December 31, 2000 the total authorized shares issuable under the Bancorp Plan was approximately 9,381,560 shares and the number of shares available for future grants was approximately 2,750,000 shares.

     Options issued under the Bancorp Plan may be granted to employees and nonemployee directors and may be either incentive or nonqualified stock options as defined under current tax laws. The exercise price of each option must equal the market price of the Company's stock on the date of grant. The term of an option may not exceed 10 years and generally vests over a five-year period.

     On November 19, 1997, the Company's shareholders approved an amendment of the Greater Bay Bancorp 1996 Stock Option Plan (the "Bancorp Plan"), to increase by 1,825,304 the number of shares of Greater Bay stock issuable under the Bancorp Plan. On May 17, 2000, the Company's shareholders approved an additional amendment of the Bancorp Plan to increase by 5,000,000 the number of shares issuable under the Bancorp Plan. These were done to accommodate the increased number of eligible employees as a result of the mergers.

     A summary of the Company's stock options as of December 31, 2000, 1999, and 1998 and changes during the years ended on those dates is presented below:

                                                         2000                        1999                        1998
                                                 ---------------------       ---------------------       --------------------
                                                            Weighted                    Weighted                    Weighted
                                                            average                     average                     average
                                                  Shares    exercise          Shares    exercise          Shares    exercise
                                                  (000's)    price            (000's)    price            (000's)    price
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                     7,489     $11.45            6,665     $ 9.02            5,338     $ 5.87
Granted                                              1,602      33.05            1,870      17.43            2,478      15.93
Exercised                                           (1,493)      6.54             (727)      5.80           (1,008)      9.40
Forfeited                                             (504)      9.03             (319)      8.71             (142)      7.99
                                                 --------------------        --------------------        --------------------
Outstanding at end of year                           7,094      17.54            7,489      11.45            6,666       9.02
                                                 ====================        ====================        ====================
Options exercisable at year-end                      3,259      10.60            3,497       7.30            3,207       4.80
                                                 ====================        ====================        ====================
Weighted average fair value of options
   granted during the year                                     $14.24                      $ 6.07                      $ 5.84
                                                           ==========                  ==========                  ==========

Years Ended December 31, 2000, 1999 and 1998

     The following table summarizes information about stock options outstanding at December 31, 2000.

                                                Options outstanding                                 Options exercisable
                           ---------------------------------------------------------------  ------------------------------------
                              Number             Weighted               Weighted               Number
Exercise                   outstanding            average                average             exercisable        Weighted average
price range                  (000's)        remaining life (years)    exercise price           (000's)           exercise price
--------------------------------------------------------------------------------------------------------------------------------
$  0.77 - $ 9.87              1,648                 4.66                 $ 5.24                1,560                $  5.23
$ 10.37 - $19.25              3,913                 7.84                  16.13                1,563                  15.21
$ 20.56 - $29.50                270                 8.47                  21.86                  121                  21.83
$ 30.25 - $37.13              1,263                 9.96                  36.94                    -                      -

     Under the terms of the respective mergers, the stock option plans of Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, and San Jose National Bank were terminated at the time of merger and substitute options were issued by the Bancorp Plan. Option holders under the Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, and San Jose National Bank plans received substitute option grants to purchase 239,880 shares, 471,840 shares, 59,668 shares, 216,636 shares, and 1,228,511 shares of Greater Bay stock, respectively.

     During 2000, the Coast Commercial Bank Stock Option Plan and Mt. Diablo National Bank Stock Option Plan were assumed by the Company. Options outstanding from the Coast Commercial Bank plan were converted to option to purchase 379,596 shares of Greater Bay stock. Options outstanding from the Mt. Diablo National Bank plan were converted to option to purchase 145,428 shares of Greater Bay stock.

Stock-Based Compensation

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under the provisions of SFAS No. 123, the Company is encouraged, but not required, to measure compensation costs related to its employee stock compensation plans under the fair value method. If the Company elects not to recognize compensation expense under this method, it is required to disclose the pro forma net income and net income per share effects based on the SFAS No. 123 fair value methodology. The Company implemented the requirements of SFAS No. 123 in 1997 and has elected to adopt the disclosure provisions of this statement.

     The Company applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in its accounting for stock options. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation for the Company's stock option plan been determined consistent with SFAS No. 123, the Company's net income per share would have been reduced to the pro forma amounts indicated below:

(Dollars in thousands, except                             December 31,
                                    ------------------------------------------------------
per share amounts)                      2000                 1999                  1998
------------------------------------------------------------------------------------------
Net income:
   As reported                       $  67,164            $  51,301             $  41,273
   Pro forma                         $  64,187            $  47,096             $  37,748

Basic net income per share:
   As reported                       $    1.40            $    1.15             $    0.95
   Pro forma                         $    1.34            $    1.06             $    0.86

Diluted net income per share:
   As reported                       $    1.33            $    1.09             $    0.88
   Pro forma                         $    1.27            $    1.00             $    0.81

Years Ended December 31, 2000, 1999 and 1998

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2000, 1999, and 1998, respectively; dividend yield of 1.5%, 1.5% and 1.75%, expected volatility of 48.96%, 29.69% and 39.84%; risk free rates of 4.89%, 6.29% and 4.54%. The weighted average expected life is 5 years. No adjustments have been made for forfeitures. The actual value, if any, that the option holder will realize from these options will depend solely on the increase in the stock price over the option price when the options are exercised.

401(k) Savings Plan

     The Company has a 401(k) tax deferred savings plan under which eligible employees may elect to defer a portion of their salary (up to 15%) as a contribution to the plan. The Company matches the employees' contributions at a rate set by the Board of Directors (currently 62.5% of the first 8% of deferral of an individual's total compensation). The matching contribution vests ratably over the first four years of employment.

     For the years ended December 31, 2000, 1999 and 1998, the Company contributed $1.8 million, $1.5 million and $1.3 million, respectively to the 401(k) plan.

Employee Stock Purchase Plan

     The Company has established an Employee Stock Purchase Plan, as amended, under section 423(b) of the Internal Revenue Code which allows eligible employees to set aside up to 15% of their compensation toward the purchase of the Company's stock for an aggregate total of 923,738 shares. Under the plan the purchase price is 85% of the lower of the fair value at the beginning or end of each three month offering period. During 2000, 1999 and 1998, employees purchased 93,356, 83,302 and 59,340 shares of common stock, respectively. There were 432,660 shares remaining in the plan available for purchase by employees at December 31, 2000.

Supplemental Employee Compensation Benefits Agreements

     The Company has entered into supplemental employee compensation benefits agreements with certain executive and senior officers. Under these agreements, the Company is generally obligated to provide for each such employee or their beneficiaries, during their life for a period of up to 15 to 20 years after the employee's disability or retirement, benefits as defined in each specific agreement. The agreement also provides for a death benefit for the employee. The estimated present value of future benefits to be paid is being accrued over the vesting period of the participants. The related accumulated accrued liability of at December 31, 2000 and 1999 is approximately $7.4 million and $3.8 million, respectively. The actuarial assumptions used for determining the present value of the projected benefit obligation include a 7% discount rate. Expenses accrued for this plan for the years December 31, 2000, 1999 and 1998 totaled $1.7 million, $1.1 million and $656,000, respectively. Depending on the agreement, the Company and the employees are beneficiaries of life insurance policies that have been purchased as a method of financing the benefits under the agreements. At December 31, 2000 and 1999, the Company's cash surrender value of these policies was approximately $79.9 million and $51.2 million, respectively and is included in other assets. The income recognized on these polices was $2.7 million, $1.7 million and $1.0 million in 2000, 1999 and 1998, respectively, and is included in other income.

Years Ended December 31, 2000, 1999 and 1998

Deferred Compensation Plan

     Effective November 19, 1997, the Company adopted the Greater Bay Bancorp 1997 Elective Deferral Compensation Plan (the "Deferred Plan") that allows eligible officers and directors of the Company to defer a portion of their bonuses, director fees and other compensation. The deferred compensation will earn interest calculated annually based on a short-term interest reference rate. All participants are fully vested at all times in their contributions to the Deferred Plan. At December 31, 2000 and 1999, $3.4 million and $2.2 million, respectively, of deferred compensation under this plan is included in other liabilities in the accompanying consolidated balance sheets.

     Additionally, under deferred compensation agreements that were established at Bank of Petaluma, Coast Commercial Bank and Peninsula Bank of Commerce prior to its merger with the Company, there was approximately $2.1 million and $1.1 million of deferred compensation which is included in other liabilities at December 31, 2000 and 1999, respectively.

Change in Control

     In the event of a change in control, the supplemental employee compensation benefits agreements with certain executive and senior officers may require the Company to make certain payments under those agreements. The Company also has plans in place, which would require certain payments be made to any employee whose employment is terminated pursuant to a change in control. These potential liabilities are currently not recognized in the accompanying consolidated financial statements.

NOTE 15--RELATED PARTY TRANSACTIONS

     The Company has, and expects to have in the future, banking transactions in the ordinary course of business with directors, executive officers and their affiliates. These transactions are entered into under terms and conditions equal to those entered into in arms length transactions and are made subject to approval by the Directors' Loan Committee and the Board of Directors of the Bank extending the credit. An analysis of total loans to related parties for the years ended December 31, 2000 and 1999 is shown below:

(Dollars in thousands)                2000                    1999                1998
-------------------------------------------------------------------------------------------
Balance, January 1              $        28,851        $        48,615      $        22,655
Additions                                51,839                 30,600               46,359
Repayments                              (29,367)               (50,364)             (20,399)
                                ---------------        ---------------      ---------------
Balance, December 31            $        51,323        $        28,851      $        48,615
                                ===============        ===============      ===============
Undisbursed commitments,
   at year end                  $        39,544        $        11,113      $         8,575
                                ===============        ===============      ===============

Years Ended December 31, 2000, 1999 and 1998

NOTE 16--COMMITMENTS AND CONTINGENCIES

Lease Commitments

     The Company leases certain facilities at which it conducts its operations. Future minimum lease commitments under all non-cancelable operating leases as of December 31, 2000 are below:

(Dollars in thousands)
Years ended December 31,
---------------------------------------------------

2001                                       $  7,879
2002                                          6,600
2003                                          5,921
2004                                          5,163
2005                                          4,739
Thereafter                                   34,012
                                      -------------
Total                                      $ 64,314
                                      =============


     The Company subleases that portion of the available space that is not utilized. Sublease rental income for the years ended December 31, 2000, 1999, and 1998 was $1.5 million, $1.5 million and $1.4 million, respectively. Gross rental expense for the years ended December 31, 2000, 1999, and 1998 was $8.3 million, $7.5 million, and $5.9 million, respectively.

Other Commitments and Contingencies

     In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees and commitments to extend credit, that are not reflected in the accompanying consolidated financial statements. Commitments to fund loans were $1.4 billion and $1.1 billion and letters of credit were $129.4 million and $64.0 million, at December 31, 2000 and 1999, respectively. The Company's exposure to credit loss is limited to amounts funded or drawn; however, at December 31, 2000, no losses are anticipated as a result of these commitments.

     Loan commitments which have fixed expiration dates and require the payment of a fee are typically contingent upon the borrower meeting certain financial and other covenants. Approximately $499.4 million of these commitments relate to real estate construction and land loans and are expected to fund within the next 12 months. However, the remainder relates primarily to revolving lines of credit or other commercial loans, and many of these commitments are expected to expire without being drawn upon, therefore the total commitments do not necessarily represent future cash requirements. The Banks evaluate each potential borrower and the necessary collateral on an individual basis. Collateral varies, but may include real property, bank deposits, debt or equity securities, or business assets.

Years Ended December 31, 2000, 1999 and 1998

     Stand-by letters of credit are conditional commitments written by the Banks to guarantee the performance of a client to a third party. These guarantees are issued primarily related to purchases of inventory by the Banks' commercial clients, and are typically short-term in nature. Credit risk is similar to that involved in extending loan commitments to clients, and the Banks accordingly use evaluation and collateral requirements similar to those for loan commitments.

     In the ordinary course of business there are various assertions, claims and legal proceedings pending against the Company. Management is of the opinion that the ultimate resolution of these proceedings will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

NOTE 17--SHAREHOLDERS' RIGHTS PLAN

     In 1998 Greater Bay adopted a shareholder rights plan designed to maximize the long-term value of the Company and to protect the Company's shareholders from improper takeover tactics and takeover bids that are not fair to all shareholders.

     In accordance with the plan, preferred share purchase rights were distributed as a dividend at the rate of one right for each common share held of record as of the close of business on November 28, 1998. The rights, which are not immediately exercisable, entitle the holders to purchase one one-hundredth of a share of Series A Preferred Stock at a price of $145.00 upon the occurrence of certain triggering events. In the event of an acquisition not approved by the Board, each right enables its holder (other than the acquirer) to purchase the Preferred Stock at 50% of the market price. Further, in the event the Company is acquired in an unwanted merger or business combination, each right enables the holder to purchase shares of the acquiring entity at a similar discount. Under certain circumstances, the rights may be exchanged for common shares of the Company. The Board may, in its sole discretion, redeem the rights at any time prior to any of the triggering events.

     The rights can be exercised and separate rights certificates distributed only if any of the following events occur: acquisition by a person of 10% or more of the Company's common share; a tender offer for 10% or more of the Company's common shares; or ownership of 10% or more of the Company's common shares by a shareholder whose actions are likely to have a material adverse impact on the Company or shareholder interests. The rights will initially trade automatically with the common shares. The rights are not deemed by the Board of Directors to be presently exercisable.

NOTE 18--REGULATORY MATTERS

     The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum capital amounts and ratios (as defined in the regulations). At December 31, 2000 and 1999 the Company and the Banks met all capital adequacy requirements to which they are subject. Under the FDICIA prompt corrective action provisions applicable to banks, the most recent notification from the FDIC or OCC categorized each of the Banks as well-capitalized. To be categorized as well-capitalized, the institution must maintain a total risk-based capital ratio as set forth in the following table and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the risk-based capital category of any of the Banks.

Years Ended December 31, 2000, 1999 and 1998

     The Company and the Banks' actual 2000 and 1999 capital amounts and ratios are as follows:

                                                                                         To be well capitalized
                                                                      For capital        under prompt corrective
 As of December 31, 2000                   Actual                  adequacy purposes         action provisions
                                 ----------------------------  -----------------------  ---------------------------
(Dollars in thousands)                  Amount        Ratio          Amount    Ratio        Amount     Ratio
-------------------------------------------------------------------------------------------------------------------
Total Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                 $542,819       10.87%        $399,499   8.00%       $498,915     N/A
   Bank of Petaluma                      19,054       12.05%          12,650   8.00%         15,811    10.00%
   Bank of Santa Clara                   36,956       11.13%          26,563   8.00%         33,203    10.00%
   Bay Area Bank                         18,664       10.49%          14,234   8.00%         17,790    10.00%
   Bay Bank of Commerce                  14,111       10.55%          10,700   8.00%         13,380    10.00%
   Coast Commercial Bank                 42,724       15.16%          22,546   8.00%         28,176    10.00%
   Cupertino National Bank              150,395       10.14%         118,655   8.00%        148,276    10.00%
   Golden Gate Bank                      20,541       10.13%          16,222   8.00%         20,280    10.00%
   Mid-Peninsula Bank                    91,401       10.19%          71,757   8.00%         89,670    10.00%
   Mt. Diablo National Bank              26,493       11.30%          18,756   8.00%         23,449    10.00%
   Peninsula Bank of Commerce            27,228       10.89%          20,002   8.00%         25,003    10.00%
   San Jose National Bank                64,995       12.00%          43,330   8.00%         54,163    10.00%

Tier 1 Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                 $477,962        9.57%         $199,775  4.00%       $299,350      N/A
   Bank of Petaluma                      17,058       10.79%            6,324  4.00%          9,487     6.00%
   Bank of Santa Clara                   32,779        9.87%           13,284  4.00%         19,922     6.00%
   Bay Area Bank                         16,419        9.23%            7,115  4.00%         10,674     6.00%
   Bay Bank of Commerce                  12,422        9.28%            5,354  4.00%          8,028     6.00%
   Coast Commercial Bank                 39,181       13.91%           11,267  4.00%         16,905     6.00%
   Cupertino National Bank              131,684        8.88%           59,317  4.00%         88,966     6.00%
   Golden Gate Bank                      17,993        8.87%            8,114  4.00%         12,168     6.00%
   Mid-Peninsula Bank                    80,155        8.94%           35,864  4.00%         53,802     6.00%
   Mt. Diablo National Bank              23,539       10.04%            9,378  4.00%         14,070     6.00%
   Peninsula Bank of Commerce            24,081        9.63%           10,002  4.00%         15,002     6.00%
   San Jose National Bank                58,217       10.75%           21,662  4.00%         32,493     6.00%

Tier 1 Capital Leverage (To Average Assets):
   Greater Bay Bancorp                 $477,962        8.79%         $217,503  4.00%       $271,878      N/A
   Bank of Petaluma                      17,058        8.23%            8,291  4.00%         10,363     5.00%
   Bank of Santa Clara                   32,779        8.18%           16,029  4.00%         20,035     5.00%
   Bay Area Bank                         16,419        8.18%            8,029  4.00%         10,041     5.00%
   Bay Bank of Commerce                  12,422        7.55%            6,581  4.00%          8,230     5.00%
   Coast Commercial Bank                 39,181        9.12%           17,185  4.00%         21,488     5.00%
   Cupertino National Bank              131,684        9.06%           58,139  4.00%         72,693     5.00%
   Golden Gate Bank                      17,993        6.34%           11,352  4.00%         14,188     5.00%
   Mid-Peninsula Bank                    80,155        7.66%           31,392  3.00%         52,295     5.00%
   Mt. Diablo National Bank              23,539        8.15%           11,553  4.00%         14,443     5.00%
   Peninsula Bank of Commerce            24,081        7.99%           12,056  4.00%         15,067     5.00%
   San Jose National Bank                58,217        8.66%           26,890  4.00%         33,613     5.00%

Years Ended December 31, 2000, 1999 and 1998


                                                                                                 To be well capitalized
                                                                     For capital                 under prompt corrective
 As of December 31, 1999                      Actual              adequacy purposes                  action provisions
                                 ----------------------------  ------------------------  --------------------------------
(Dollars in thousands)                  Amount        Ratio          Amount    Ratio                 Amount         Ratio
-------------------------------------------------------------------------------------------------------------------------
Total Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                $399,151        11.23%        $284,346   8.00%                                 N/A
   Bank of Petaluma                     17,537        11.70%          11,991   8.00%               $ 17,537         10.00%
   Bank of Santa Clara                  33,672        11.91%          22,618   8.00%                 28,272         10.00%
   Bay Area Bank                        15,104        10.50%          11,511   8.00%                 14,398         10.00%
   Bay Bank of Commerce                 12,004        10.12%           9,484   8.00%                 11,856         10.00%
   Coast Commercial Bank                37,426        13.80%          21,771   8.00%                 27,213         10.00%
   Cupertino National Bank              97,081        11.03%          70,398   8.00%                 87,997         10.00%
   Golden Gate Bank                     14,645        10.19%          11,494   8.00%                 14,368         10.00%
   Mid-Peninsula Bank                   65,923        10.02%          52,656   8.00%                 65,820         10.00%
   Mt. Diablo National Bank             15,192         8.20%          14,823   8.00%                 18,529         10.00%
   Peninsula Bank of Commerce           22,458        10.86%          16,544   8.00%                 20,680         10.00%
   San Jose National Bank               53,740        11.82%          36,372   8.00%                 45,465         10.00%

Tier 1 Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                $352,444         9.92%        $142,115   4.00%                                 N/A
   Bank of Petaluma                     15,941        10.64%           5,993   4.00%               $ 15,941          6.00%
   Bank of Santa Clara                  31,368        11.09%          11,314   4.00%                 16,971          6.00%
   Bay Area Bank                        13,285         9.23%           5,756   4.00%                  8,634          6.00%
   Bay Bank of Commerce                 10,507         8.86%           4,742   4.00%                  7,113          6.00%
   Coast Commercial Bank                34,020        12.50%          10,885   4.00%                 16,328          6.00%
   Cupertino National Bank              82,337         9.36%          35,199   4.00%                 52,798          6.00%
   Golden Gate Bank                     12,846         8.94%           5,747   4.00%                  8,621          6.00%
   Mid-Peninsula Bank                   57,692         8.77%          26,328   4.00%                 39,492          6.00%
   Mt. Diablo National Bank             12,875         6.95%           7,411   4.00%                 11,117          6.00%
   Peninsula Bank of Commerce           19,859         9.60%           8,272   4.00%                 12,408          6.00%
   San Jose National Bank               48,050        10.57%          18,184   4.00%                 27,275          6.00%


Tier 1 Capital Leverage (To Average Assets):
   Greater Bay Bancorp                $352,444         8.32%        $169,444   4.00%                                  N/A
   Bank of Petaluma                     15,941         8.29%           7,692   4.00%               $ 15,941          5.00%
   Bank of Santa Clara                  31,368         9.29%          12,782   4.00%                 15,977          5.00%
   Bay Area Bank                        13,285         7.80%           6,815   4.00%                  8,519          5.00%
   Bay Bank of Commerce                 10,507         7.12%           5,900   4.00%                  7,375          5.00%
   Coast Commercial Bank                34,020         9.40%          14,538   4.00%                 18,172          5.00%
   Cupertino National Bank              82,337         8.05%          40,896   4.00%                 51,120          5.00%
   Golden Gate Bank                     12,846         6.55%           7,844   4.00%                  9,805          5.00%
   Mid-Peninsula Bank                   57,692         7.47%          30,883   3.00%                 38,604          5.00%
   Mt. Diablo National Bank             12,875         7.76%           7,828   4.00%                  9,785          5.00%
   Peninsula Bank of Commerce           19,859         7.32%          10,847   4.00%                 13,559          5.00%
   San Jose National Bank               48,050         8.47%          22,692   4.00%                 28,365          5.00%

Years Ended December 31, 2000, 1999 and 1998

NOTE 19-EARNINGS PER SHARE

     Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is computed by dividing net income by the weighted average number of common shares plus common equivalent shares outstanding including dilutive stock options. The following table provides a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the years ended December 31, 2000, 1999 and 1998.

                                                               For the year ended December 31, 2000
                                                      -----------------------------------------------------
                                                          Income            Shares             Per share
(Dollars in thousands, except per share amounts)        (numerator)      (denominator)          amount
-----------------------------------------------------------------------------------------------------------
Net income                                             $   67,164
Basic net income per share:
   Income available to common shareholders                 67,164           47,899,000         $    1.40
Effect of dilutive securities:
   Stock options                                                -            2,620,000
                                                       ----------        -------------         ---------
Diluted net income per share:
   Income available to common shareholders
     and assumed conversions                           $   67,164           50,519,000         $    1.33
                                                       ==========        =============         =========


                                                               For the year ended December 31, 1999
                                                      -----------------------------------------------------
                                                           Income           Shares            Per share
(Dollars in thousands, except per share amounts)         (numerator)     (denominator)         amount
-----------------------------------------------------------------------------------------------------------
Net income                                             $     51,301
Basic net income per share:
   Income available to common shareholders                   51,301        44,599,000          $   1.15
Effect of dilutive securities:
   Stock options                                                  -         2,479,000
                                                       ------------      ------------          --------
Diluted net income per share:
   Income available to common shareholders
     and assumed conversions                           $     51,301        47,078,000          $   1.09
                                                       ============      ============          ========


                                                               For the year ended December 31, 1998
                                                      ----------------------------------------------------
                                                           Income           Shares           Per share
(Dollars in thousands, except per share amounts)         (numerator)     (denominator)         amount
----------------------------------------------------------------------------------------------------------
Net income                                            $     41,273
Basic net income per share:
   Income available to common shareholders                  41,273         43,664,000          $   0.95
Effect of dilutive securities:
   Stock options                                                 -          3,077,000
                                                      ------------       ------------          --------
Diluted net income per share:
   Income available to common shareholders
     and assumed conversions                          $     41,273         46,741,000          $   0.88
                                                      ============       ============          ========


     There were options to purchase 66,000, 1,268,000 shares and 571,000 shares that were considered anti-dilutive whereby the options' exercise price was greater than the average market price of the common shares, during the years ended December 31, 2000, 1999 and 1998, respectively.

     All years presented have been restated to reflect the 2-for-1 stock split effective as of April 30, 1998 and the 2-for-1 stock split effective as of October 4, 2000.

     Weighted average shares outstanding and all per share amounts included in the consolidated financial statements and notes thereto are based upon the increased number of shares giving retroactive effect to the 2000 mergers with San Jose National Bank at a 1.82 conversion ratio, Bank of Petaluma at a 0.5731 conversion ratio, Bank of Santa Clara at a 0.8499 conversion ratio, Coast Bancorp at a 0.6338 conversion ratio and Mt. Diablo Bancshares at a 0.9532 conversion ratio, 1999 mergers with Bay Commercial Services at a 0.6833 conversion ratio and Bay Area Bancshares at a 1.38682 conversion ratio, the 1998 mergers with Pacific Rim Bancorporation and Pacific Business Funding Corporation at a total of 1,901,496 and 596,000 shares, respectively, and the 1997 merger with PBC at a 0.96550 conversion ratio.

Years Ended December 31, 2000, 1999 and 1998

NOTE 20--PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

     The financial statements of Greater Bay Bancorp (parent company only) are presented below:

PARENT COMPANY ONLY--BALANCE SHEETS

                                                         December 31,
                                             -----------------------------------
(Dollars in thousands)                             2000             1999
--------------------------------------------------------------------------------
Assets:
Cash and cash equivalents                      $    20,152       $     4,684
Investment in subsidiaries                         474,252           332,977
Other investments                                   25,634            16,266
Other assets                                        25,984            19,124
                                             --------------    --------------
Total assets                                   $   546,022       $   373,051
                                             ==============    ==============
Liabilities and shareholders' equity:
   Subordinated debt                           $   118,609       $    58,547
   Other borrowings                                      -                 -
   Other liabilities                                41,465             8,430
                                             --------------    --------------
Total liabilities                                  160,074            66,977
Shareholders' equity:
   Common stock                                    196,121           169,379
   Accumulated other comprehensive income           (6,035)          (10,650)
   Retained earnings                               195,862           147,345
                                             --------------    --------------
Total shareholders' equity                         385,948           306,074
                                             --------------    --------------
Total liabilities and
   shareholders' equity                        $   546,022       $   373,051
                                             ==============    ==============

Years Ended December 31, 2000, 1999 and 1998

PARENT COMPANY ONLY--STATEMENTS OF OPERATIONS

                                                                Years ended December 31,
                                                   -------------------------------------------------
(Dollars in thousands)                                   2000              1999             1998
----------------------------------------------------------------------------------------------------
Income:
   Interest income                                  $      3,694        $      551       $    1,152
   Cash dividend from subsidiaries                        11,060             6,559            7,485
   Other income                                            1,379                 -               71
                                                    ------------        ----------       ----------
Total                                                     16,133             7,110            8,708
                                                    ------------        ----------       ----------
Expenses:
   Interest expense                                        8,536             4,382            3,195
   Salaries                                               22,280            17,138            8,952
   Occupancy and equipment                                 6,416             3,821            2,031
   Merger expenses                                        12,479             3,283            1,877
   Other expenses                                          7,784             6,084            3,818
   Less: rentals and fees received
      from Banks                                         (41,480)          (27,653)         (15,866)
                                                    ------------        ----------       ----------
Total                                                     16,015             7,055            4,007
                                                    ------------        ----------       ----------
Income (loss) before taxes and equity
   in undistributed net income of
   subsidiaries                                              118                55            4,701
Income tax benefit                                        (3,548)           (2,782)          (1,726)
                                                    ------------        ----------       ----------
Income (loss) before equity in undistributed
   net income of subsidiaries                              3,666             2,837            6,427
                                                    ------------        ----------       ----------
Equity in undistributed net income of
   subsidiaries                                           63,498            48,464           34,846
                                                    ------------        ----------       ----------
Net income                                          $     67,164        $   51,301       $   41,273
                                                    ============        ==========       ==========

Years Ended December 31, 2000, 1999 and 1998

PARENT COMPANY ONLY--STATEMENTS OF CASH FLOWS

                                                                              Years ended December 31,
                                                        ---------------------------------------------------------------
(Dollars in thousands)                                          2000                   1999                 1998
-----------------------------------------------------------------------------------------------------------------------
Cash flows-operating activities
   Net income                                           $          67,164      $          51,301      $          41,275
   Reconciliation of net income
     to net cash from operations:
       Equity in undistributed net
          income of subsidiaries                                  (63,498)               (48,464)               (34,822)
       Net change in other assets                                  (7,939)               (10,230)                (5,207)
       Net change in other liabilities                             42,379                  4,322                  2,771
                                                        -----------------      -----------------      -----------------
Operating cash flow, net                                           38,106                 (3,071)                (4,017)
                                                        -----------------      -----------------      -----------------

Cash flows-investing activities
   Purchases of available for sale
     securities                                                   (51,517)               (20,825)               (84,130)
   Proceeds from sale and maturities
     of available for sale securities                               3,123                 21,393                 72,063
   Proceeds from sale of OREO                                         224                      -                    407
   Dividends from subsidiaries                                     10,560                  4,166                  3,449
   Capital contribution to
     the subsidiaries                                             (46,800)               (27,218)               (17,500)
                                                        -----------------      -----------------      -----------------
Investing cash flows, net                                         (84,410)               (22,484)               (25,711)
                                                        -----------------      -----------------      -----------------

Cash flows-financing activities
   Net change in other borrowings                                   2,562                  7,000                      -
   Repurchase of common stock                                           -                 (3,911)                (2,651)
   Proceeds from private placement of stock                        23,704                 18,954                      0
   Proceeds from issuance of subordinated debt                     50,500                      -                 30,000
   Proceeds from sale of common stock                               1,557                  3,278                    910
   Proceeds from exercise stock purchase                                -                  6,430                  1,581
   Payment of cash dividends                                      (16,551)                (9,271)                (8,859)
                                                        -----------------      -----------------      -----------------
Financing cash flows, net                                          61,772                 22,480                 20,981
                                                        -----------------      -----------------      -----------------
Net increase in cash and
   cash equivalents                                                15,468                 (3,075)                  (713)
Cash and cash equivalents
   at the beginning of the year                                     4,684                  7,759                  8,472
                                                        -----------------      -----------------      -----------------
Cash and cash equivalents
   at end of the year                                   $          20,152      $           4,684      $           7,759
                                                        =================      =================      =================

Years Ended December 31, 2000, 1999 and 1998

NOTE 21--RESTRICTIONS ON SUBSIDIARY TRANSACTIONS

     Total dividends which may be declared by the Banks without receiving prior approval from regulatory authorities are limited to the lesser of the Banks' retained earnings or the net income of the Banks for the latest three fiscal years, less dividends previously declared during that period.

     The Banks are subject to certain restrictions under the Federal Reserve Act, including restrictions on the extension of credit to affiliates. In particular, the Banks are prohibited from lending to Greater Bay unless the loans are secured by specified types of collateral. Such secured loans and other advances from the Banks are limited to 10% of the Banks' shareholders' equity, or a maximum of $46.3 million at December 31, 2000. No such advances were made during 2000 or exist as of December 31, 2000.

NOTE 22--FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments. The estimated fair value of financial instruments of the Company as of December 31, 2000 and 1999 are as follows:

                                                                   2000                                        1999
                                                  ---------------------------------------     --------------------------------------
                                                      Carrying                                    Carrying
(Dollars in thousands)                                 Amount              Fair Value              Amount              Fair Value
------------------------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and due from banks                              $  291,605            $  291,605            $  166,160            $  166,160
   Short term investments and Fed Funds Sold               184,370               176,542               263,800               261,762
   Investment securities                                 1,091,064             1,101,416               863,590               833,848
   Loans, net                                            3,973,329             4,008,905             2,813,329             2,794,116
Financial liabilities:
   Deposits:
      Demand, noninterest-bearing                        1,133,958             1,133,958               822,300               851,291
      MMDA, NOW and Savings                              2,349,041             2,349,041             2,058,261             2,029,271
      Time certificates, $100,000 and over                 706,535               919,010               640,142               634,557
      Other time certificates                              560,870               349,034               215,917               217,310
   Other borrowings                                        463,267               431,228               150,577               116,242
   Company obligated mandatory redeemable
      preferred securities of subsidiary
      trust holding solely junior subordinated
      debentures                                            99,500                92,365                49,000                48,468


     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and Cash Equivalents

     The carrying value reported in the balance sheet for cash and cash equivalents approximates fair value.

Investment Securities

     The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer term investments, except certain state and municipal securities, is estimated based on quoted market prices or bid quotations from securities dealers.

Years Ended December 31, 2000, 1999 and 1998

Loans

     Fair values are estimated for portfolios of loans with similar financial characteristics. The fair value of performing fixed rate loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The fair value of performing variable rate loans is judged to approximate book value for those loans whose rates reprice in less than 90 days. Rate floors and rate ceilings are not considered for fair value purposes as the number of loans with such limitations is not significant.

     Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

Deposit Liabilities and Borrowings

     The fair value for all deposits without fixed maturities and short term borrowings is considered to be equal to the carrying value. The fair value for fixed rate time deposits are estimated by discounting future cash flows using interest rates currently offered on time deposits with similar remaining maturities. The fair value of core deposits does not reflect the market core deposits premium of approximately 10% - 12%. Additionally, the fair value of deposits does not include the benefit that results from the low cost of funding provided by the Company's deposits as compared to the cost of borrowing funds in the market.

Commitments to Extend Credit and Standby Letters of Credit

     The majority of the Company's commitments to extend credit carry current market interest rates if converted to loans. Because these commitments are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts and is excluded from the above table.

Limitations

     These fair value disclosures represent management's best estimates, based on relevant market information and information about the financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument. Fair value estimates are based on judgments regarding future expected loss experience, current economic condition, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have significant effect on fair value estimates and have been considered in many of the estimates.

Years Ended December 31, 2000, 1999 and 1998

NOTE 23--ACTIVITY OF BUSINESS SEGMENTS

     The accounting policies of the segments are described in the "Summary of Significant Accounting Policies." Segment data includes intersegment revenue, as well as charges allocating all corporate-headquarters costs to each of its operating segments. Intersegment revenue is recorded at prevailing market terms and rates and is not significant to the results of the segments. This revenue is eliminated in consolidation. The Company evaluates the performances of its segments and allocates resources to them based on net interest income, other income, net income before income taxes, total assets and deposits.

     The Company is organized primarily along community banking and trust divisions. Ten of the divisions have been aggregated into the "community banking" segment. Community banking provides a range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professional and other individuals. The GBB Trust division has been shown as the "trust operations" segment. The Company's business is conducted principally in the U.S.; foreign operations are not material.

     The following table shows each segments key operating results and financial position for the years ended or as of December 31, 2000, 1999 and 1998:

                                                  2000                           1999                           1998
                                    ------------------------------  ------------------------------   ----------------------------
                                      Community      Trust          Community         Trust           Community          Trust
(Dollars in thousands)                 banking     operations        banking        operations         banking         operations
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                    $  269,941      $    551      $  183,662         $    369      $  154,548       $    859
Other income                               29,889         3,753          41,838            3,007          21,277          2,488
Operating expenses                        104,093         2,703         165,546            2,863         118,547          2,429
Net income before income taxes (1)        166,916         1,601         110,232              121          81,177            918

Total assets                            5,335,716             -       4,270,450                -       4,315,062              -
Deposits                                4,693,241        57,163       3,678,790           57,831       2,801,802         67,539
Assets under management                         -       773,791               -          697,435               -        649,336

----------
(1) Includes intercompany earnings allocation charge which is eliminated in consolidation

     A reconciliation of total segment net interest income and other income combined, net income before income taxes, and total assets to the consolidated numbers in each of these categories for the years ended December 31, 2000, 1999 and 1998 is presented below.

                                                                               As of and for year ended December 31,
                                                                  -----------------------------------------------------------
(Dollars in thousands)                                                  2000                  1999                  1998
-----------------------------------------------------------------------------------------------------------------------------
Net interest income and other income
   Total segment net interest income and other income             $      317,120      $         240,863     $         181,996
   Parent company net interest income and other income                    (4,400)                (3,893)               (1,357)
                                                                  --------------      -----------------     -----------------
      Consolidated net interest income and other income           $      312,720      $         236,970     $         180,639
                                                                  ==============      =================     =================

Net income before taxes
   Total segment net income before income taxes                   $      151,401      $         110,155     $          82,095
   Parent company net income before income taxes                         (40,572)               (32,393)              (17,664)
                                                                  --------------      -----------------     -----------------
      Consolidated net income before income taxes                 $      110,829      $          77,762     $          64,431
                                                                  ==============      =================     =================

Total assets
   Total segment assets                                           $    5,335,716      $       4,270,450     $       3,315,062
   Parent company segment assets                                         482,439                 34,360                36,920
                                                                  --------------      -----------------     -----------------
      Consolidated total assets                                   $    5,818,155      $       4,304,810     $       3,351,982
                                                                  ==============      =================     =================

Years Ended December 31, 2000, 1999 and 1998

NOTE 24--SUBSEQUENT EVENTS

Business Acquisition

     On March 30, 2001, we completed the acquisition of CAPCO for a purchase price of $8.5 million in cash and 44,820 shares of common stock with a fair value of $1.4 million. The acquisition was accounted for using the purchase method of accounting and, accordingly, CAPCO's results of operations have been included in the consolidated financial statements since the date of the acquisition. The source of funds for the acquisition was a $6.9 million advance on an existing credit line, with the remainder paid from our available cash.

     The purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition. The excess of purchase price over the estimated fair values of the net assets acquired, totaling $5.7 million, has been recorded as goodwill and is being amortized on the straight-line method over twenty years.

Issuance of Additional Trust Preferred Securities

     On July 16, 2001, we completed a $15.0 million trust preferred securities private offering. We issued the trust preferred securities through a newly created trust subsidiary, GBB Capital VI, to a qualified institutional buyer.

     The trust preferred securities bear an interest rate of 6-month LIBOR plus 3.75% payable semi-annually. GBB Capital VI used the proceeds from the sale of the trust preferred securities to purchase junior subordinated deferrable interest debentures of Greater Bay. Greater Bay intends to invest a portion of the net proceeds in one or more of our subsidiary banks to increase their capital levels and intends to use the remaining net proceeds for general corporate purposes. Under applicable regulatory guidelines, we expect that the trust preferred securities will qualify as Tier I Capital. In connection with this transaction, we concurrently entered into an interest rate swap agreement to cap the cost of the offering at 8.75% for 10 years.

     On August 20, 2001, we completed a $103.5 million trust preferred securities public offering. We issued the trust preferred securities through a newly created trust subsidiary, GBB Capital V, to a qualified institutional buyer.

     The trust preferred securities bear an interest rate of 9.00% payable semi-annually. GBB Capital V used the proceeds from the sale of the trust preferred securities to purchase junior subordinated deferrable interest debentures of Greater Bay. Greater Bay intends to invest a portion of the net proceeds in one or more of our subsidiary banks to increase their capital levels and intends to use the remaining net proceeds for general corporate purposes. Under applicable regulatory guidelines, we expect $14.5 million of the trust preferred securities will qualify as Tier I Capital and $89.0 million of the trust preferred securities will qualify as Tier II Capital.

Formation of CNB Investment Trust I

     During the third quarter of 2001, we formed and funded CNB Investment Trust I ("CNBIT I"), a Maryland real estate investment trust. CNBIT I provides Cupertino National Bank with flexibility in raising capital. The bank contributed participation interests in loans with a book value of $311.3 million, net of reserves, and $500,000 in cash to CNBIT I, in exchange for 100% of the common and preferred stock of the CNBIT I. CNBIT I is a wholly owned subsidiary trust of Cupertino National Bank. As of September 30, 2001, the net income, assets and equity of CNBIT I are eliminated in consolidation.

Years Ended December 31, 2000, 1999 and 1998

     During the first quarter of 2001, we transferred our entire portfolio of held to maturity debt securities to the available for sale category. The amortized cost of these securities at the time of transfer was $345.8 million and the securities had an unrealized gain of $11.0 million ($6.4 million, net of taxes) at the time of the transfer. Although our intention to hold a majority of our debt securities to maturity has not changed, the transfer was made to increase our flexibility in responding to future economic changes and to increase our efficiency in managing our investment portfolio. Subsequent to the transfer, we sold securities which had been classified as held to maturity at December 31, 2000 with an amortized cost of $43.2 million for a gain of $2.5 million.

NOTE 25--QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table presents the summary results for the stated eight quarters:

                                                                    For the quarter ended
                                            ----------------------------------------------------------------------------
(Dollars in thousands,                          December 31,       September 30,          June 30,           March 31,
except per share data)                              2000               2000                 2000                2000
------------------------------------------------------------------------------------------------------------------------
Interest income                                    $ 119,051           $ 110,812          $ 101,415           $  92,361
Net interest income                                   74,246              68,279             65,064              58,000
Provision for loan losses                              6,516               7,994              8,437               5,874
Other income                                           9,396              11,425              8,567              17,743
Other expenses                                        37,775              34,938             33,570              36,685
Income before taxes                                   35,818              29,735             24,880              30,795
Net income                                            20,913              15,638             13,002              17,611
Net income per share:
   Basic                                           $    0.43           $    0.32          $    0.27           $    0.38
   Diluted                                         $    0.41           $    0.31          $    0.26           $    0.36

                                                                  For the quarter ended
                                            ----------------------------------------------------------------------------
(Dollars in thousands,                          December 31,        September 30,         June 30,           March 31,
except per share data)                              1999                 1999                1999                1999
------------------------------------------------------------------------------------------------------------------------
Interest income                                    $  84,903           $  77,490          $  71,322           $  64,919
Net interest income                                   53,903              49,875             45,950              42,399
Provision for loan losses                              6,928               4,127              2,243               1,603
Other income                                          24,034               8,173              6,218               6,420
Other expenses                                        50,870              30,940             33,797              28,552
Income before taxes                                   20,140              22,981             16,128              18,664
Net income                                            16,249              14,321              9,980              10,751
Net income per share:
   Basic                                           $    0.35           $    0.32          $    0.23           $    0.24
   Diluted                                         $    0.33           $    0.30          $    0.21           $    0.23


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Greater Bay Bancorp:

We have audited the accompanying supplemental consolidated balance sheets of Greater Bay Bancorp and its subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related supplemental consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Greater Bay Bancorp and SJNB Financial Corp. on October 23, 2001, which has been accounted for as a pooling of interests as described in Note 2 to the supplemental consolidated financial statements. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Greater Bay Bancorp and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Greater Bay Bancorp and its subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
October 25, 2001